UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ELECTRONIC ARTS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2014 Annual Meeting of Stockholders

DATE:	July 31, 2014

TIME:	2:00 p.m. (Pacific)

PLACE:	ELECTRONIC ARTS’ HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065

* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:

Agenda Item	Board of Directors’ Recommendation

1.      The election of Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Vivek Paul, Lawrence F. Probst III, Richard A. Simonson, Luis A. Ubiñas, Denise F. Warren and Andrew Wilson to the Board of Directors to hold office for a one-year term;

FOR

2. Advisory vote on the compensation of the named executive officers;	FOR

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015; and	FOR

4. Any other matters that may properly come before the meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholders of record as of the close of business on June 9, 2014 are entitled to notice of the meeting and to attend and vote at the meeting. A complete list of these stockholders will be available at Electronic Arts’ headquarters prior to the meeting. A live audio webcast of the Annual Meeting will also be made available at http://investor.ea.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the meeting. You may vote on the Internet, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 5 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K for fiscal year ended March 31, 2014, is available at http://investor.ea.com.

By Order of the Board of Directors,

Jacob J. Schatz
Senior Vice President, General Counsel and Corporate Secretary

i

PROXY STATEMENT

Our Board of Directors is soliciting proxies for the 2014 Annual Meeting of Stockholders (the “Annual Meeting” or the “2014 Annual Meeting”). The proxy materials, including this Proxy Statement and our 2014 Annual Report, proxy card and voting instructions, contain important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read them carefully.

The Board of Directors has set June 9, 2014 as the record date for the meeting. Stockholders who owned common stock on that date are entitled to notice of the meeting, and to attend and vote at the meeting, with each share entitled to one vote. There were 313,750,216 shares of common stock outstanding on the record date.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing stockholders with access to our proxy materials by providing such documents on the Internet. The Notice of 2014 Annual Meeting of Stockholders, Proxy Statement, our 2014 Annual Report and form of proxy were distributed and/or made available via the Internet to stockholders on or about June 13, 2014. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials (the “Notice”) or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice.

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.

In this Proxy Statement:

•	“Board” and “Board of Directors” refer to the Board of Directors of Electronic Arts Inc.

•	“EA”, “we”, “our” and “the Company” mean Electronic Arts Inc.

•	Holding shares in “street name” means your EA shares are held in an account at a bank, brokerage firm or other nominee.

•	“Common stock” means EA’s common stock, as described in EA’s current Amended and Restated Certificate of Incorporation.

•

“Fiscal 2016”, “fiscal 2015”, “fiscal 2014”, “fiscal 2013”, “fiscal 2012”, “fiscal 2011” and “fiscal 2010” refer to EA’s fiscal years ending or ended (as the case may be) on March 31, 2016, 2015, 2014, 2013, 2012, 2011 and 2010, respectively. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even though our fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for the fiscal year ended March 31, 2014 contained 52 weeks and ended on March 29, 2014.

•	We use “independent auditors” to mean an independent registered public accounting firm.

•	“Annual Report” and “2014 Annual Report” mean our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to Electronic Arts’ latest Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements.

PROXY STATEMENT SUMMARY AND HIGHLIGHTS

This summary highlights certain information contained in this Proxy Statement. It does not contain all the information found in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement. You are encouraged to read the entire Proxy Statement carefully before voting.

FINANCIAL AND OPERATING HIGHLIGHTS

Fiscal 2014 was a year of dramatic changes for the gaming industry and for EA. We saw the launch of Microsoft’s Xbox One and Sony’s PlayStation 4 “next generation” video game console systems, continued growth in mobile gaming and leadership changes within the Company. In the midst of these changes, we were able to deliver both amazing games and services to our consumers and strong financial results to our stockholders.

We finished fiscal 2014 in a strong position; we were able to exceed our revenue and earnings per share guidance, drive higher gross margins, lower our operating expenses, double our cash provided by operations, and invest in new products and services for the future. In fiscal 2014, our share price increased by 61% and, in May 2014, we implemented a new $750 million share repurchase program as part of our commitment to return value to our shareholders.

•	We generated $4.02 billion in non-GAAP net revenue and delivered $1.69 in non-GAAP diluted earnings per share.

•	Our digital non-GAAP net revenue increased to approximately $1.8 billion in fiscal 2014.

•	Our mobile business delivered approximately $460 million in non-GAAP net revenue in the fiscal year, reaching more than 130 million monthly active users.

•	Cash provided by operations for the fiscal year was $712 million.

•	We improved our non-GAAP operating profit margins to 18%.

On a GAAP basis in fiscal 2014, we achieved net revenue of $3.6 billion, diluted earnings per share of $0.03, and digital net revenue of $1.8 billion. Our fiscal 2014 GAAP operating income was $33 million, creating GAAP operating profit margins of 1%. Additionally, our mobile business generated $406 million of GAAP net revenue in fiscal 2014. Appendix A to this Proxy Statement includes a reconciliation of the non-GAAP financial measures referenced above to the most directly comparable GAAP financial measures.

EXECUTIVE COMPENSATION HIGHLIGHTS

Advisory Vote

Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our Named Executive Officers (“NEOs”), as described in this Proxy Statement.

Compensation Principles and Philosophy

The compensation of our NEOs is guided by a compensation philosophy based on three core principles, with each of these principles intended to promote a pay-for-performance approach to executive compensation.

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Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk based on the annual financial and operational performance of the Company and the NEO’s business unit, where applicable;

•

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry that is highly competitive for executive talent; and

•

Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Program Design and Best Practices

Our executive compensation programs are designed to align the interests of our NEOs with the interests of our stockholders through incentives tied to the annual financial and strategic objectives of the Company and the creation of long-term value for our stockholders, while also exhibiting strong compensation governance practices. Accordingly, we:

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Incorporate restricted stock units, performance-based restricted stock units and stock options in our equity mix to align the equity compensation realized by our NEOs with the performance of the Company;

•	Have stock ownership requirements for all executive officers;

•	Maintain a “double-trigger” change-in-control plan (with no tax gross-up);

•	Do not have executive employment contracts (other than as required by the local jurisdiction); and

•	Regularly solicit feedback from our largest stockholders on our executive compensation programs.

BOARD OF DIRECTORS

The following table provides summary information about our current directors, each of whom are nominees.

Name	Principal Occupation	Director Since	Independence	Committee Memberships
Leonard S. Coleman	Former Senior Advisor to Major League Baseball	2001	X	NG, C
Jay C. Hoag	Founding General Partner, Technology Crossover Ventures	2011	X	C (chair)
Jeffrey T. Huber	Senior Vice President, Google Inc.	2009	X	A
Vivek Paul	Private Investor	2005	X	C
Lawrence F. Probst III (Executive Chairman)	Executive Chairman, Electronic Arts	1991
Richard A. Simonson (Lead Director*)	Executive Vice President, Chief Financial Officer, Sabre Holding Corporation	2006	X	A (chair)
Luis A. Ubiñas	Former President, Ford Foundation	2010	X	NG (chair)
Denise F. Warren	Executive Vice President, The New York Times Company	2013	X	A
Andrew Wilson	Chief Executive Officer, Electronic Arts	2013

*	Elected by independent directors

NG:	Nominating and Governance Committee

C:	Compensation Committee

A:	Audit Committee

Please refer to the information in this Proxy Statement under the heading “PROPOSAL 1: ELECTION OF DIRECTORS.”

CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence

• 7 of 9 directors are independent

• Independent Lead Director

• Standing committees consist solely of independent directors

• Independent directors meet in executive sessions

• Conflict of interest policies

Director Elections • Directors elected annually by stockholders • Majority vote standard in uncontested elections

Board Operations

• 8 of 9 directors attended 100% of their Board and standing committee meetings in fiscal year 2014

• Annual Board and committee performance evaluations

• Director stock ownership requirement

Shareholder Rights • Equal voting rights for all shareholders: one share, one vote • No poison pill in effect

For more information about our corporate governance practices, please refer to the information in this Proxy Statement under the heading “PROPOSAL 1: ELECTION OF DIRECTORS.”

ANNUAL MEETING INFORMATION

Thursday, July 31, 2014 2:00 p.m. (Pacific)	Electronic Arts Headquarters Redwood City, CA

Voting:

• Stockholders as of the June 9, 2014 record date are entitled to vote.

• You can vote by mail, on the Internet, by phone or in person at the Annual Meeting.

• You do not need to attend the Annual Meeting to vote (if you submitted your proxy in advance of the meeting).

Please refer to the information in this Proxy Statement under the heading “VOTING YOUR SHARES” and “COMMONLY ASKED QUESTIONS AND ANSWERS.”

Attending our Annual Meeting:	• In person:

You may attend in person at

Building 250*, 209 Redwood Shores Parkway

Redwood City, CA 94065.

*   Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

• Via webcast: You may also listen to a live webcast of the Annual Meeting at http://investor.ea.com.

Proposals to be voted on:

• Election of 9 directors nominated by the Board of Directors.

• Advisory vote on the compensation of the named executive officers.

• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.

The Board recommends voting “FOR” each proposal. Please refer to the information in this Proxy Statement under the heading “PROPOSALS TO BE VOTED ON.”

VOTING YOUR SHARES

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy card or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled “Commonly Asked Questions and Answers” set forth below in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

COMMONLY ASKED QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at our 2014 Annual Meeting, which will take place on Thursday, July 31, 2014 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice or you may also contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 — telephone number (650) 628-1500.

Can I vote my shares by filling out and returning the Notice?

No. However, the Notice provides instructions on how to vote on the Internet, by phone, by mail by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Who can vote at the Annual Meeting?

Stockholders who owned common stock on June 9, 2014 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote.

What am I voting on?

We are asking you to:

•

Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Vivek Paul, Lawrence F. Probst III, Richard A. Simonson, Luis A. Ubiñas, Denise F. Warren and Andrew Wilson to the Board of Directors to hold office for a one-year term;

•	Cast an advisory vote on the compensation of the Company’s named executive officers; and

•	Ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015.

How do I vote my shares if I won’t be able to attend the Annual Meeting in person?

You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have requested printed proxy materials). By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Financial Officer), and Jacob Schatz (the Company’s Senior Vice President, General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the meeting as you have instructed. If a proposal comes up for a vote at the meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares according to their best judgment. Even if you currently plan to attend the meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

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By Internet or Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice, or you may vote by Internet or telephone by following the instructions provided on your proxy card or voting instruction card.

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By Mail — If you request printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

What does it mean if I receive more than one Notice or proxy card?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote by telephone or on the Internet, to ensure that all your shares are voted.

What if I change my mind after I give my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

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Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Company’s Secretary at our corporate headquarters address listed on the Notice of 2014 Annual Meeting of Stockholders);

•	Signing another proxy with a later date;

•	Voting by telephone or on the Internet at any time prior to 11:59 p.m. Eastern Time on July 30, 2014 (your latest vote is counted); or

•	Voting in person at the meeting.

Your proxy will not be revoked if you attend the meeting but do not vote.

Who will count the votes?

A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of EA’s outstanding voting shares as of June 9, 2014 must be present or represented by proxies at the meeting. On June 9, 2014, a total of 313,750,216 shares of common stock were outstanding and entitled to vote. Shares representing a majority, or at least 156,875,109 shares, of these votes must be present in person or by proxy. This is called a quorum.

Shares are counted as present at the meeting if:

•	They are voted in person at the meeting, or

•	The stockholder has voted via the Internet, telephone or a properly submitted proxy card.

How are votes counted?

You may vote “for”, “against” or “abstain” on each of the proposals. A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?

If your shares are not registered in your name and you do not provide your broker, bank or other nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal 2015. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.

How many votes must the nominees have to be elected as directors?

In an uncontested election, EA’s bylaws require each nominee to receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for election at the Annual Meeting, the 2014 election will be uncontested.

In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.

Shares represented by your proxy will be voted by EA’s management “for” the election of the nine nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

What happens if one or more of the nominees is unable to stand for election?

The Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen, and Mr. Schatz, or any of them, shall have the discretion to vote your shares for a substitute nominee. They cannot vote for more than nine nominees.

How many votes are required to approve each of the other proposals?

The advisory vote on the compensation of the named executive officers and the ratification of independent auditors must receive a “for” vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against these proposals. As an advisory vote, the proposal on the compensation of the named executive officers is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote, along with other relevant factors, in evaluating the compensation program for our named executive officers.

How can I listen to the live audio webcast of the Annual Meeting?

You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://investor.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending in person.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-7352 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at http://investor.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Who will pay for this proxy solicitation?

We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of common stock.

Who can I call with any questions about my shares?

If you hold shares in “street name”, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 (or (651) 450-4064 for international callers) or visit their website at www.wellsfargo.com/shareownerservices.

PROPOSALS TO BE VOTED ON

PROPOSAL 1:    ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect nine directors to hold office for a one-year term until the next annual meeting (or until their respective successors are elected and qualified). All nominees have consented to serve a one-year term, if elected.

The Board of Directors has nominated the following directors to stand for re-election:

•	Leonard S. Coleman

•	Jay C. Hoag

•	Jeffrey T. Huber

•	Vivek Paul

•	Lawrence F. Probst III

•	Richard A. Simonson

•	Luis A. Ubiñas

•	Denise F. Warren

In addition, the Board of Directors has nominated the following director to stand for election for the first time this year:

•	Andrew Wilson

Mr. Wilson was appointed to the Board of Directors on September 15, 2013 in connection with his appointment as our Chief Executive Officer (“CEO”).

Required Vote and Board of Directors’ Recommendation

In accordance with our bylaws, if EA’s Corporate Secretary has not received timely and proper notice from a stockholder indicating an intention to nominate one or more candidates to compete with the Board of Directors’ nominees in a director election, or if such stockholder has withdrawn all such nominations by the tenth day preceding the date on which we first mail our notice of meeting to stockholders, then the election of directors will be considered “uncontested.” The 2014 election will be uncontested. As such, each nominee must receive more votes cast “for” than “against” his or her re-election or election, as the case may be, in order to be re-elected or elected, as the case may be, to the Board of Directors. Shares represented by your proxy will be voted by the proxy holders “for” the election of the nine nominees recommended by EA’s Board of Directors unless you vote “against” any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

In accordance with our Corporate Governance Guidelines, the Board of Directors expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. The Board of Directors shall nominate for election or re-election as director only candidates who have previously tendered or, in the case of candidates who have not yet become members of the Board of Directors, have agreed to tender promptly following the annual meeting at which they are elected as director, irrevocable resignations that will be effective upon (i) a failure to receive the required majority vote at the next annual or special meeting at which they face re-election in an uncontested election, and (ii) the Board of Directors’ acceptance of such resignation. In addition, the Board of Directors shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of irrevocable resignation tendered by other directors in accordance with these guidelines.

If an incumbent director fails to receive the required majority vote in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and/or recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.

The Board of Directors recommends a vote FOR each of the nominees.

DIRECTOR BIOGRAPHIES

Each of the following directors has been nominated for re-election or election, as the case may be, at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness.

Leonard S. Coleman

Director since 2001

Mr. Coleman, age 65, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman also serves on the Board of Directors of the following public companies: Aramark Holdings Corp., Avis Budget Group, Churchill Downs Inc. and Omnicom Group Inc. Mr. Coleman also served as a director of H.J. Heinz Corporation during the past five years.

Mr. Coleman brings a wealth of public sector, international and sports industry experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Coleman is qualified to serve as a director.

Jay C. Hoag

Director since 2011

Mr. Hoag, age 56, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies, in 1995 and serves as its Founding General Partner. Prior to co-founding Technology Crossover Ventures, Mr. Hoag was a Managing Director at Chancellor Capital Management, where he spent more than 12 years as a technology-focused venture capitalist and fund manager. Mr. Hoag serves on the Board of Directors of Netflix, Inc., TechTarget, Inc. and Zillow Inc. and also serves on the Board of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag also served as a director of The Street, Inc. during the past five years. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, corporate governance, talent selection and management. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Hoag is qualified to serve as a director.

Jeffrey T. Huber

Director since 2009

Mr. Huber, age 46, is Senior Vice President at Google Inc., where he has worked since 2003. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001.

Earlier in his career, he was a Technology Consultant with McKinsey & Company and founded a software development start-up. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University.

Mr. Huber has extensive experience operating and managing consumer online companies, including relevant background and experience in large-scale online infrastructure and technology. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Huber is qualified to serve as a director.

Vivek Paul

Director since 2005

Mr. Paul, age 55, is a private investor. He founded KineticGlue, an enterprise social media company, in 2008, and the company was sold to BMC Software in 2013. From 2005 to 2008, Mr. Paul was a Partner at TPG (formerly Texas Pacific Group), a private equity investment firm. From 1999 to 2005, Mr. Paul served as Vice Chairman of the Board of Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments. From 1996 to 1999, Mr. Paul was General Manager of the Global CT Business at General Electric’s Medical Systems Division. From 1993 to 1995, he served as President and Chief Executive Officer of Wipro GE Medical Systems Limited. Mr. Paul holds a Bachelor of Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst.

Mr. Paul brings to the Board of Directors his past experience as chief executive officer/general manager of large organizations, as an investor and as an entrepreneur. He has extensive international business knowledge, expertise in organizational leadership, technology, entrepreneurial thinking, as well as financial evaluation of business plans, and risk scenarios. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Paul is qualified to serve as a director.

Lawrence F. Probst III

Director since 1991, Chairman since 1994

Mr. Probst, age 64, has been our Executive Chairman since March 18, 2013. He was employed by EA previously from 1984 to September 2008. He has served as Chairman of the Board of Directors since July 1994 and, from May 1991 until April 2007, also served as our Chief Executive Officer. Previously, Mr. Probst served as President from 1991 until 1998. Mr. Probst serves as the Chairman of the Board of Directors of the U.S. Olympic Committee and is a member of the International Olympic Committee. Mr. Probst is also a director of Blackhawk Network Holdings, Inc. Mr. Probst holds a B.S. degree from the University of Delaware.

Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for nearly 20 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals and direct experience with Company and industry-specific opportunities and challenges. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Probst is qualified to serve as a director.

Richard A. Simonson

Director since 2006, Lead Director since 2009

Mr. Simonson, age 55, has served as Executive Vice President and Chief Financial Officer of Sabre Holdings Corporation since March 2013. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President & Head of Customer Finance of Nokia. Mr. Simonson is also a director of Silver Spring Networks. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. Simonson has extensive financial expertise, corporate governance and risk management experience. He also has extensive experience with the strategic and operational challenges of leading a global company. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Simonson is qualified to serve as a director.

Luis A. Ubiñas

Director since 2010

Mr. Ubiñas, age 51, served as President of the Ford Foundation from January 2008 to September 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Managing Director of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas serves on the U.S. Advisory Committee on Trade Policy and Negotiation, the World Bank Advisory Council of Global Foundation Leaders, the Multi-Stakeholder Advisory Group of the President of the United Nations Economic and Social Council, and the boards of the New York Public Library and the Collegiate School for Boys. Mr. Ubiñas also served as a director of Valassis Communications, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, and is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

Mr. Ubiñas has extensive experience in business management and operations from his years of experience overseeing the more than $10 billion in assets and over $500 million in annual giving by the Ford Foundation. In addition, through his prior consulting experience, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities that they face. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Ubiñas is qualified to serve as a director.

Denise F. Warren

Director since 2013

Ms. Warren, age 50, has served as Executive Vice President of Digital Products and Services of The New York Times Company since March 2013. Prior to this role, Ms. Warren served as General Manager of NYTimes.com from December 2008 to March 2013 and as Chief Advertising Officer of The New York Times from June 2005 to March 2013. Ms. Warren holds a B.S. and management degree from Tulane University and an M.B.A. degree in communications and media management from Fordham University.

Ms. Warren has extensive experience in the media, technology and advertising sectors, including overseeing the growth and development of digital products and services to a wide consumer base. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Warren is qualified to serve as a director.

Andrew Wilson

Director since 2013

Mr. Wilson, age 39, was named Chief Executive Officer and appointed to the Board of Directors in September 2013. From August 2011 to September 2013, he served as Executive Vice President, EA SPORTS. From March 2010 to August 2011, Mr. Wilson served as Senior Vice President, EA SPORTS. Prior to that, he held the position of Senior Vice President Online from July 2009 to September 2010 and Vice President, EA SPORTS from June 2008 to September 2009. Prior to this, Mr. Wilson held various positions within the Company since joining Electronic Arts in May 2000.

Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Wilson is qualified to serve as a director.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of our non-employee directors qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules. Mr. Probst, our Executive Chairman, and Mr. Wilson, our CEO, do not qualify as independent. The NASDAQ Stock Market Rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example and among other things, that a director is not considered independent if he or she is an employee of the Company or at any time during the past three years was employed by the Company. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the board-level standards for director independence, the directors who serve on the Audit and Compensation Committees each satisfy standards established by the SEC and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.

BOARD OF DIRECTORS, BOARD MEETINGS, AND COMMITTEES

The Board of Directors meets on a fixed schedule four times each year and also holds special meetings and acts by written consent. In fiscal 2014, the Board of Directors met six times and also acted by written consent. At each regularly scheduled meeting, the independent members of the Board of Directors meet in executive session separately without management present.

Board of Directors Leadership Structure

Mr. Wilson serves as our CEO and Mr. Probst serves as our Executive Chairman. In addition, a Lead Director, elected by the independent directors, is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman of the Board of Directors, serving as a liaison between the Chairman of the Board of Directors and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Our Lead Director also may call meetings of the independent directors. Mr. Simonson has served as Lead Director since 2009. Mr. Simonson was chosen by the independent directors of the Board of Directors to serve as Lead Director following the 2014 Annual Meeting for an additional one-year term ending with our 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”), subject to Mr. Simonson’s re-election to the Board of Directors. We believe that our current board leadership structure with Mr. Probst serving as the Chairman of the Board of Directors and Mr. Simonson serving as Lead Director is appropriate for the Company. Given his 30 years of experience with the Company, more than 15 of which he served as CEO, Mr. Probst has invaluable knowledge regarding the Company and gaming industry and is uniquely positioned to lead the Board in its review of management’s strategic plans. As Mr. Probst does not qualify as an independent director, the Company feels that it is beneficial for the effective functioning of the Board to have an independent Lead Director undertake the duties identified above.

Board Committees

The Board of Directors currently has three standing committees, each of which operates under a charter approved by the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board of Directors amended and restated the Audit Committee’s charter in May 2014, the Compensation Committee’s charter in February 2013, and the Nominating and Governance Committee’s charter in November 2012. Copies of each Committee’s charter may be found in the Investor Relations section of our website at http://investor.ea.com. In accordance with the Committee charters, and with current regulatory requirements, all members of these Committees are independent directors. During fiscal 2014, eight of our nine directors standing for re-election attended 100% of all Board of Directors meetings and standing Committee meetings held during the period for which he or she was a member; the remaining director attended 93% of all the Board of Director meetings and Committee meetings held during the period for which he was a member.

The Committee assignments for the current Board year from July 31, 2013 (the date of the most recent Board of Directors election and beginning of the current Board year) through the date of this Proxy Statement were as follows:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber, and Denise F. Warren
Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman (from December 10, 2013) and Vivek Paul
Nominating and Governance Committee:	Luis A. Ubiñas (Chair) and Leonard S. Coleman

In addition to the Board’s three standing committees described above, on February 26, 2014, the Board of Directors established a temporary special committee comprised of Lawrence F. Probst III and the members of the Audit Committee. The Board delegated to this special committee authority, on behalf of the full Board, to consider and, if acceptable to the special committee, to approve certain Company transactions during the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015 relating to the repatriation of cash held by certain of the Company’s foreign subsidiaries and the new share purchase program announced in May 2014.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and other matters, and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met eight times in fiscal 2014 and also acted by written consent. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.

Compensation Committee

The Compensation Committee is responsible for setting the overall compensation strategy for the Company, determining the compensation of the CEO (via recommendation to the Board of Directors), and other executive officers, and overseeing the Company’s bonus and equity incentive plans and other benefit plans. The CEO shall not be present during any Committee review or deliberation of CEO compensation. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors. The Compensation Committee is currently comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee may delegate its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations.

The Compensation Committee has regularly-scheduled meetings on a quarterly basis and holds additional meetings as needed during the year. The Compensation Committee also takes action by written consent, often after informal telephone discussions and other communications among the Compensation Committee members and members of management. During fiscal 2014, the Compensation Committee met eight times, four of which were regularly-scheduled quarterly meetings and the remainder of which were special sessions, and also acted by written consent.

For its regularly-scheduled meetings, the Compensation Committee maintains a calendar to help guide the meeting agendas and to ensure fulfillment of the various responsibilities outlined in the Compensation Committee’s charter. In fiscal 2014, this calendar included a review of the compensation philosophy of the Company, talent and succession planning, a review of the Company’s retirement and health and welfare plans, designation of the Company’s peer group for compensation purposes, recommendations and decisions on the compensation of executive officers (including base salaries, target cash bonus opportunities, equity awards and annual cash bonus payments), review and approval of director compensation and other administrative matters.

In fiscal 2014, the Compensation Committee held special meetings to consider a variety of items including the terms and conditions of compensation arrangements for executive officers, including our Executive Chairman and our CEO.

The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia also advised the Compensation Committee with respect to each element of total direct compensation, including base salary, bonus, and equity awards for executive officers and senior executives. Compensia attends all Compensation Committee meetings, works directly with the Compensation Committee Chair and Compensation Committee members, and sends all invoices, including descriptions of services rendered, to the Compensation Committee Chair for review and payment. Compensia performed no other services for the Company and no work at the request of our management team during fiscal 2014. The Committee previously reviewed the independence of Compensia and determined that Compensia’s engagement did not raise any conflicts of interest. During fiscal 2014, the Compensation Committee also engaged Frederic W. Cook & Co., a national compensation consulting firm, to assist the Compensation Committee with a review of compensation levels for members of the Board of Directors. The Committee reviewed the independence of Frederic W. Cook & Co. and determined that its engagement did not raise any conflicts of interest. Frederic W. Cook & Co. performed no other services for the Company during fiscal 2014.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for election to the Board of Directors and for appointing directors to Board Committees. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, establishing the Board of Directors’ criteria for selecting nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for reviewing the performance of the CEO and for reviewing and ensuring the quality of the Company’s succession plans, including with respect to CEO succession. The Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Committee also reviews with management diversity, corporate responsibility and sustainability issues affecting the Company.

The Nominating and Governance Committee currently is comprised of two directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules. The Nominating and Governance Committee met four times in fiscal 2014.

In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s values;

•	Practical wisdom and mature judgment;

•	Significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.

While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee also will consider the director’s tenure on the Board of Directors, past attendance at meetings, participation in and contributions to the activities of the Board of Directors, the director’s continued independence (including any actual, potential or perceived conflicts of interest), as well as the director’s age and changes in his or her principal occupation or professional status. The Nominating and Governance Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity on the Board of Directors, contributing to the Board of Directors’ ability to work effectively as a collective body, while providing EA with the benefits of familiarity and insight into EA’s affairs that its directors have developed over the course of their service. Accordingly, consistent with past EA practice, the Nominating and Governance Committee will first consider recommending incumbent directors who wish to continue to serve on the Board of Directors for re-election at EA’s annual meeting of stockholders.

The Nominating and Governance Committee regularly seeks qualified candidates to serve as directors, particularly in situations where it determines not to recommend an incumbent director for re-election, an incumbent director declines to stand for re-election, or a vacancy arises on the Board of Directors for any reason (including the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board of Directors). The Nominating and Governance Committee may, in its discretion, use a variety of means to identify and evaluate potential nominees for director. The Nominating and Governance Committee has used, and may continue to use, qualified search firms and also may work with EA’s Chief Talent Officer to identify potential nominees meeting the Board of Directors’ general membership criteria discussed above. The Nominating and Governance Committee may also consider potential nominees identified by other sources, including current directors, senior management and stockholders. In determining whether to recommend a candidate to the Board of Directors, the Nominating and Governance Committee will consider the current composition of the Board of Directors and capabilities of current directors, as well as any additional qualities or capabilities considered necessary or desirable in light of the existing or anticipated needs of the Board of Directors.

The Nominating and Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it also may consider as one of the factors in its evaluation, the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock. Stockholders wishing to submit candidates for consideration by the Nominating and Governance Committee may do so by writing to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, Attn: Director Nominations. To be considered by the Nominating and Governance Committee in connection with EA’s annual meeting of stockholders, recommendations must be submitted in writing to EA’s Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which EA’s proxy statement was released to stockholders in connection with the previous year’s annual meeting (on or about February 13, 2015, for our 2015 Annual Meeting).

Recommendations should include: (1) the stockholder’s name, address and telephone number; (2) the amount and nature of record and/or beneficial ownership of EA securities held by the stockholder; (3) the name, age, business address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed candidate; (4) a description of the qualifications and background of the proposed candidate that addresses the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time and set forth in EA’s Corporate Governance Guidelines; (5) the amount and nature of record and/or beneficial ownership of EA securities held by the proposed candidate, if any; (6) a description of all arrangements or understandings between the stockholder and the proposed candidate relating to the proposed candidate’s candidacy; (7) a statement as to whether the proposed candidate would be considered an independent director under applicable NASDAQ Stock Market Rules or an audit committee financial expert under applicable SEC rules; (8) the consent of the proposed candidate (a) to be named in the proxy statement relating to EA’s annual meeting of stockholders and (b) to serve as a director if elected at such annual meeting; and (9) any other information regarding the proposed candidate that may be required to be included in a proxy statement by applicable SEC rules. The Nominating and Governance Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate.

Corporate Governance Guidelines

Our Board of Directors has adopted, upon the recommendation of the Nominating and Governance Committee, a formal set of Corporate Governance Guidelines. A complete copy of the Corporate Governance Guidelines is available in the Investor Relations section of our website at http://investor.ea.com. Our Corporate Governance Guidelines contain policies relating to:

•	Board membership and independence criteria;

•	Election of directors;

•	Director resignations;

•	Executive sessions of independent directors led by a Lead Director;

•	Authority to hire outside advisors;

•	Director orientation and education;

•	Board of Directors and Committee self-evaluations;

•	Attendance at annual meetings of stockholders;

•	Stock ownership guidelines for our directors and executive officers;

•	Stockholder communications with the Board of Directors;

•	Director access to management; and

•	Board of Directors and Committee roles in CEO evaluation and management of succession planning.

Global Code of Conduct

Our Global Code of Conduct (which includes code of ethics provisions applicable to our directors, principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers) is available in the Investor Relations section of our website at http://investor.ea.com. From time to time, we post amendments to our Global Code of Conduct in the Investor Relations section of our website. Copies of our Board committee charters and Global Code of Conduct are available without charge by contacting our Investor Relations department at (650) 628-7352.

The Board of Directors’ Oversight of Risk Issues

The full Board of Directors and the Board Committees are responsible for managing different forms of risk. Business risks are reviewed by the full Board of Directors in conjunction with management. The Board of Directors regularly receives management presentations from different areas of the business regarding the opportunities and risks in those areas and engages in dialogue with executive management regarding these issues. Risks related to investments, financial reporting, internal controls and procedures, and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Nominating and Governance Committee reviews issues of director and CEO succession.

Compensation-related risks are reviewed by the Compensation Committee with members of management responsible for structuring the Company’s compensation programs. As part of those risk oversight efforts, we evaluated our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company. In particular, we considered the design, size, and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of our evaluation with management and the Committee’s consultant, Compensia. The Compensation Committee concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company. The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.

Director Attendance at Annual Meetings

Our directors are expected to make every effort to attend our annual meeting of stockholders. Seven of the eight directors who were elected at the 2013 Annual Meeting of Stockholders attended the meeting.

Stockholder Communications with the Board of Directors

EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. All stockholder communications received will be handled in accordance with procedures approved by the independent directors serving on the Board of Directors. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://investor.ea.com.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Historically, our non-employee directors have been paid a mix of cash and equity compensation for their service as directors. During fiscal 2014, Mr. Wilson, our CEO, did not receive any additional compensation for his service as a director. In addition, Mr. Probst, our Executive Chairman, does not receive cash retainer fees for his service as a member of the Board while performing the role of Executive Chairman. The compensation paid to Mr. Probst and Mr. Wilson for fiscal 2014 is discussed in the “Fiscal 2014 Summary Compensation Table” found on page 45 of this Proxy Statement. The table below reflects the annualized components of cash compensation for directors (other than Mr. Probst and Mr. Wilson) that were in place during fiscal 2014 and that will become effective on August 1, 2014. Because our Board year does not correspond to our fiscal year, actual amounts paid during fiscal 2014 were pro-rated based on the annualized figures in the following table. For more information regarding the specific compensation received by each non-employee director during fiscal 2014, see the “Fiscal 2014 Director Compensation Table” table below.

Annualized Components of Non-Employee Director Cash Compensation

Compensation Component	Fiscal 2014	Effective August 1, 2014
Annual Retainer	$50,000	$60,000
Service on the Audit Committee	$10,000	$15,000
Chair of the Audit Committee	$10,000	$15,000
Service on the Compensation Committee	$7,500	$12,500
Chair of the Compensation Committee	$7,500	$12,500
Service on the Nominating and Governance Committee	$7,500	$10,000
Chair of the Nominating and Governance Committee	$2,500	$10,000
Chairman of the Board of Directors	$50,000	$50,000
Service as Lead Director	$25,000	$25,000

In addition, during fiscal 2014 individual directors were eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in such areas as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2014.

Stock Compensation

Non-employee directors are eligible to receive restricted stock units (“RSUs”) upon his or her election, re-election or appointment to the Board of Directors as determined at the discretion of the Board of Directors.

In fiscal 2014, 10,000 RSUs were granted under the Company’s 2000 Equity Incentive Plan to each of our non-employee directors who were re-elected at the 2013 Annual Meeting of Stockholders on July 31, 2013, as well as to Mr. Probst following his re-election as a director at that meeting. These RSUs vest in their entirety on July 31, 2014. Under the 2000 Equity Incentive Plan, non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. Such shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year.

In May 2014, the Board of Directors approved a change to the stock compensation granted to directors following election or re-election to the Board. Effective with grants made following the 2014 Annual Meeting and pursuant to the terms of the 2000 Equity Incentive Plan, each of our non-employee directors will be granted an equity award with a grant date fair value of $260,000. This equity award will be comprised of 50% RSUs and 50% stock options, which will vest in their entirety upon the earlier of one year from the date of grant or the date of the 2015 Annual Meeting. For additional information regarding the valuation methodology for stock options and RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report.

Other Benefits

Non-employee directors, who are not employed with any other company, are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a Board of Directors member with the option for the continuation of benefits upon the expiration of their Board of Directors term. Participating directors pay 100% of their own insurance premiums.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan (“DCP”) that allows our directors and certain employees, including our named executive officers, to defer receipt of their director fees or base salary, as the case may be, into cash accounts that mirror the gains and/or losses of several different investment funds, which correspond to the funds we have selected for our 401(k) plan. Director participants may defer up to 100% of their director fees until the date(s) they have specified. We are not required to make any contributions to the DCP and did not do so in fiscal 2014.

Stock Ownership Guidelines

Each non-employee director is required, within three years of becoming a director, to own shares of EA common stock or vested RSUs having a value of at least three years’ annual retainer for service on the Board of Directors. As of March 31, 2014, each of our directors had either fulfilled their ownership requirements or had not yet reached three years of service. Mr. Hoag is currently eligible to satisfy his ownership requirements through holdings of EA stock by Technology Crossover Ventures.

FISCAL 2014 DIRECTOR COMPENSATION TABLE

The following table shows compensation information for each of our directors during fiscal 2014 (other than Mr. Probst and Mr. Wilson).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Total ($)
Leonard S. Coleman	$59,375	$261,200	—	$320,575
Jay C. Hoag	—	$261,200	$71,481	$332,681
Jeffrey T. Huber	—	$261,200	$65,995	$327,195
Vivek Paul	—	$261,200	$63,242	$324,442
Richard A. Simonson	—	$261,200	$101,727	$362,927
Luis A. Ubiñas	$60,000	$261,200	—	$321,200
Denise F. Warren	$60,000	$317,275	—	$377,275
Gregory B. Maffei(5)	$17,500	—	—	$17,500

(1)

The amounts presented in this column represent compensation that was earned and paid as cash, including cash compensation of $59,375 that was deferred by Mr. Coleman into cash accounts pursuant to the terms of our DCP, described above.

(2)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2014. Grant date fair value for RSUs is calculated using the closing price of our common stock on the grant date. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. Each non-employee director standing for re-election at the 2013 Annual Meeting received an RSU grant of 10,000 shares of EA common stock with a grant date fair value of $261,200 based on a closing price of $26.12 for our common stock on the NASDAQ Global Select Market on the date of grant, July 31, 2013. Ms. Warren, who joined our Board of Directors on May 16, 2013, also received a pro-rata RSU grant of 2,500 shares, with a grant date fair value of $56,075, based on a closing price of $22.43 for our common stock on the NASDAQ Global Select Market on the date of grant, June 17, 2013. The RSUs granted on July 31, 2013 vest in their entirety on July 31, 2014. The RSUs granted to Ms. Warren on June 17, 2013 vested in their entirety on July 26, 2013. The aggregate number of unvested RSUs held by each of our non-employee directors as of March 29, 2014 (the last day of fiscal 2014) was as follows: Mr. Coleman, 10,000; Mr. Hoag, 10,000; Mr. Huber, 10,000; Mr. Paul, 10,000; Mr. Simonson, 10,000; Mr. Ubiñas, 10,000; and Ms. Warren, 10,000.

(3)

As described above under “Stock Compensation”, our non-employee directors may elect to receive all or part of their cash compensation for a given quarter of the Board year in the form of EA common stock. Non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. Such shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. The only stock options granted to our directors during fiscal 2014 were to those directors electing to receive all or part of their cash compensation in the form of stock, as detailed in footnote 5 below. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 15 “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our 2014 Annual Report. The aggregate number of unexercised stock options held by each of our non-employee directors as of March 29, 2014 (the last day of fiscal 2014) was as follows: Mr. Coleman, 55,200; Mr. Huber, 19,600; Mr. Paul, 61,033; and Mr. Simonson, 50,200.

(4)

The following table presents the number of shares each director received in lieu of cash as a result of his elections during fiscal 2014 and the grant date fair value of the immediately exercised options:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Options Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/1/2013	17.30	1,033	17,871
	8/1/2013	26.53	674	17,881
	11/1/2013	25.63	697	17,864
	2/3/2014	26.08	685	17,865

				71,481

Jeffrey T. Huber	5/1/2013	17.30	954	16,504
	8/1/2013	26.53	622	16,502
	11/1/2013	25.63	643	16,480
	2/3/2014	26.08	633	16,509

				65,995

Vivek Paul	5/1/2013	17.30	914	15,812
	8/1/2013	26.53	596	15,812
	11/1/2013	25.63	617	15,814
	2/3/2014	26.08	606	15,804

				63,242

Richard A. Simonson	5/1/2013	17.30	1,351	23,372
	8/1/2013	26.53	984	26,106
	11/1/2013	25.63	1,020	26,143
	2/3/2014	26.08	1,001	26,106

				101,727

(5)	Mr. Maffei retired from the Board effective July 31, 2013.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s proxy rules (Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act” )), we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers (“NEOs”) for fiscal 2014. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.

We have previously submitted advisory say-on-pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years. Most recently, at the 2013 Annual Meeting of Stockholders, approximately 92% of the votes cast by stockholders voted in favor of the fiscal 2013 advisory say-on-pay vote. The basic principles and structure of our compensation programs did not change in fiscal 2014.

The core principles of our compensation programs are designed to align our NEOs with the interests of our stockholders through incentives tied to the annual financial and strategic objectives of the Company and the creation of long-term stockholder value. We encourage you to read the “Compensation Discussion and Analysis” at pages 30 through 44 for additional details on our executive compensation programs and the fiscal year 2014 compensation of our NEOs.

We believe our compensation programs and policies for fiscal 2014 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2014, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”

Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.

Advisory Vote and Board of Director’s Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

The Board recommends a vote FOR the approval of the foregoing resolution.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Board of Directors, through the Audit Committee, has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2015. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders.

Ratification of the appointment of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Fees of Independent Auditors

The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2014	Year Ended March 31, 2013
Audit Fees(1)
Worldwide audit fee	$4,640,000	$4,737,000
Accounting concurrence and regulatory matters	67,000	50,000

Total Audit Fees	4,707,000	4,787,000
Audit-Related Fees(2)	—	20,000
Tax Fees(3)
Compliance	505,000	386,000
Acquisition-related due diligence	—	55,000

Total Tax Fees	505,000	441,000

Total All Fees	$5,212,000	$5,248,000

(1)

Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC and foreign filings, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)

Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, accounting consultations in connection with transactions, and merger and acquisition due diligence. In fiscal 2013, these fees relate to acquisition-related financial due diligence.

(3)

Tax Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation, as well as planning and advice, which consists primarily of technical tax consulting and acquisition-related tax due diligence.

Services Provided by the Independent Auditor

KPMG LLP audits our consolidated operations and provides statutory audits for 36 legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.

In appointing KPMG LLP as our independent auditors for fiscal 2015, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2014, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.

We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. In addition, the Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.

At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present. In addition, Company management and members of the Audit Committee regularly participate in a survey to evaluate KPMG LLP’s performance, which is administered by an independent third party. Information collected from this survey is reviewed by a KPMG LLP partner unaffiliated with the Company’s engagement to address any issues raised.

Audit Partner Rotation

Our KPMG LLP lead audit partner and concurring audit partner have been working on the Company’s audit since the first quarter of fiscal 2011 and the second quarter of fiscal 2010, respectively. Both audit partners may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.

Pre-approval Procedures

The Audit Committee is required to pre-approve the engagement of, and has engaged, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services to date and approves any new services to be provided.

In determining whether to approve additional non-audit services, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP in fiscal 2014 are compatible with maintaining KPMG LLP’s independence.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended except to the extent that EA specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2014. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the Securities and Exchange Commission. From the beginning of fiscal 2014 to May 15, 2013, the Audit Committee consisted of Gregory B. Maffei, Jeffrey T. Huber and Luis A. Ubiñas. Since May 16, 2013, the Audit Committee has been comprised of Richard A. Simonson, Jeffrey T. Huber, Gregory B. Maffei (until Mr. Maffei’s retirement from the Board on July 31, 2013) and Denise F. Warren. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules, as well as the above-mentioned independence requirements.

The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (“independent auditors”), is responsible for performing an independent audit of the Company’s (i) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (ii) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon.

The function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities relating to the integrity of EA’s accounting policies, internal controls and financial reporting. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; reviews and evaluates the performance of EA’s internal audit function; reviews and evaluates the performance of EA’s independent auditors; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; assesses the independence of the independent auditors; and is responsible for the selection of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently-completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality and acceptability of the Company’s financial reporting process and internal controls. The Audit Committee also has discussed with the Company’s independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by the Public Company Accounting Oversight Board. The Audit Committee also has considered whether the provision of any non-audit services (as described above under “Proposal 3: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.

The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and independent auditors.

In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the audited consolidated balance sheets of the Company as of each of the last two years ended March 31, 2014 and the audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows of the Company for each of the last three years ended March 31, 2014 be included for filing with the SEC in the Company’s 2014 Annual Report. The Audit Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2015.

AUDIT COMMITTEE

Richard A. Simonson (Chairman)

Jeffrey T. Huber

Denise F. Warren

PRINCIPAL STOCKHOLDERS

The following table shows, as of May 22, 2014, the number of shares of our common stock owned by our directors, executive officers named in the “Fiscal 2014 Summary Compensation Table” below, our current directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of May 22, 2014, there were 314,267,436 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
Fidelity Management & Research Co.(4)	39,044,457	—	12.4
The Vanguard Group, Inc.(5)	22,272,638	—	7.1
PRIMECAP Management Co.(6)	16,651,587	—	5.3
American Century Investment Management, Inc.(7)	15,953,749	—	5.1
Jay C. Hoag(8)	9,948,451	—	3.2
Lawrence F. Probst III(9)	718,071	541,100	*
Frank D. Gibeau	198,313	340,000	*
Peter Moore	184,465	350,000	*
Andrew Wilson	124,240	—	*
Blake Jorgensen	56,866	—	*
Patrick Söderlund	52,500	140,000	*
Jeffrey T. Huber	51,128	19,600	*
Vivek Paul	23,966	95,333	*
Richard A. Simonson	18,950	84,500	*
Leonard S. Coleman	12,096	87,600	*
Denise Warren	2,500	—	*
Luis A. Ubiñas	—	27,500	*
All executive officers and directors as a group (18) persons(10)	11,885,787	1,721,133	4.3

*	Less than 1%

(1)

Unless otherwise indicated in the footnotes, includes shares for which the named person has sole or shared voting and investment power. Excludes shares that may be acquired through stock option exercises.

(2)

Includes (a) shares of common stock that may be acquired through stock option exercises within 60 days of May 22, 2014, (b) in the case of each of Messrs. Paul and Simonson, reflects 34,300 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 32,400 RSUs that have vested but have been deferred, and (d) in the case of Mr. Ubiñas, reflects 27,500 RSUs that have vested but have been deferred.

(3)	Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of May 22, 2014.

(4)

As of March 31, 2014, based on information contained in a report on Form 13F filed with the SEC on May 15, 2014 by FMR LLC. The address for Fidelity Management & Research Company is 245 Summer Street, Boston, MA 02210.

(5)

As of March 31, 2014, based on information contained in a report on Form 13F filed with the SEC on May 13, 2014 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482.

(6)

As of March 31, 2014, based on information contained in a report on Form 13F filed with the SEC on May 14, 2014 by Primecap Management Company. The address for Primecap Management Company is 225 South Lake Ave, Suite 400, Pasadena, CA 91101.

(7)

As of March 31, 2014, based on information contained in a report on Form 13F filed with the SEC on May 5, 2014 by American Century Companies Inc. The address for American Century Investment Management Inc. is 4500 Main Street, Kansas City, MO 64111.

(8)

Represents 9,948,451 shares of common stock held by entities affiliated with Technology Crossover Ventures as follows: (i) 622 shares of common stock directly held by Jay C. Hoag but which TCV Management 2004, L.L.C. (“TCV Management 2004”), TCV VI Management, L.L.C. (“TCV VI Management”) and TCV VII Management, L.L.C. (“TCV VII Management”, and together with TCV Management 2004 and TCV VI Management, the “Management Companies”) collectively own 100% of the pecuniary interest therein, (ii) 4,782 shares of common stock held by TCV Management 2004, (iii) 4,782 shares of common stock held by TCV VI Management, (iv) 15,990 shares of common stock held by TCV VII Management, (v) 1,708,390 shares of common stock held by TCV V, L.P., (vi) 1,728,033 shares of common stock held by TCV VI, L.P., (vii) 4,214,288 shares of common stock held by TCV VII, L.P., (viii) 2,188,581 shares of common stock held by TCV VII (A), L.P., and (ix) 82,983 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”). Jay C. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. In addition, Mr. Hoag may be deemed to beneficially own the shares held by the TCV Funds. The TCV Funds are organized as “blind pool” partnerships in which the limited partners (or equivalents) have no discretion over investment or sale decisions, are not able to withdraw from the TCV Funds except under exceptional circumstances, and generally participate ratably in each investment made by the TCV Funds. Technology Crossover Management V, L.L.C. (“TCM V”) is the sole general partner of TCV V, L.P. and a general partner of TCV Member Fund, L.P. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the sole general partner of TCV VI, L.P. and a general partner of TCV Member Fund, L.P. Technology Crossover Management VII, Ltd. (“Management VII”) is a general partner of TCV Member Fund, L.P. and the sole general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which is the sole general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Mr. Hoag is a Class A Member of TCM V, which is the sole general partner of TCV V, L.P. Together with three other individual Class A Members, Mr. Hoag shares voting and dispositive power with respect to the shares beneficially owned by TCV V, L.P. Mr. Hoag, TCM V and the Class A Members disclaim beneficial ownership of any shares held by TCV V, L.P. except to the extent of their respective pecuniary interests therein. Mr. Hoag is a Class A Member of TCM VI, which is the sole general partner of TCV VI, L.P. Together with four other individual Class A Members, Mr. Hoag shares voting and dispositive power with respect to the shares beneficially owned by TCV VI, L.P. Mr. Hoag, TCM VI and the Class A Members disclaim beneficial ownership of any shares held by TCV VI, L.P. except to the extent of their respective pecuniary interests therein. Mr. Hoag is a Class A Director of Management VII and a limited partner of TCM VII. Management VII is the sole general partner of TCM VII, which is the sole general partner of TCV VII, L.P. and TCV VII (A), L.P. Together with eight other individual Class A Directors, Mr. Hoag shares voting and dispositive power with respect to the shares beneficially owned by TCV VII, L.P. and TCV VII (A), L.P. Mr. Hoag, Management VII, TCM VII and the Class A Members disclaim beneficial ownership of any shares held by TCV VII, L.P. and TCV VII (A), L.P. except to the extent of their respective pecuniary interests therein. Mr. Hoag is a limited partner of TCV Member Fund, L.P., a Class A Member of TCM V and TCM VI, and a Class A Director of Management VII. Each of TCM V, TCM VI, and Management VII is a general partner of TCV Member Fund, L.P. Mr. Hoag may be deemed to beneficially own the shares held by TCV Member Fund, L.P. but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of Mr. Hoag, TCM V, TCM VI, Management VII and TCM VII disclaim beneficial ownership of the shares held by the TCV Funds except to the extent of his/its pecuniary interest therein. The address for each of Mr. Hoag, the Management Companies and the TCV Funds is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(9)

Includes 73,238 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 43,943 shares are held in trust for Scott Probst; 16,669 shares of common stock are held by Mr. Probst’s spouse; and 469,713 shares of common stock are held by the Probst Family LP, of which Mr. Probst is a partner.

(10)	Includes all executive officers and directors of EA as of May 22, 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the fiscal 2014 compensation paid to our named executive officers (“NEOs”), the compensation decisions made by our Compensation Committee (the “Committee”), and the financial, strategic, and operational performance factors that guided those decisions. Our NEOs for fiscal 2014 were:

•	Lawrence F. Probst III, Executive Chairman;

•	Andrew Wilson, Chief Executive Officer;

•	Blake Jorgensen, Executive Vice President, Chief Financial Officer;

•	Frank D. Gibeau, Executive Vice President, EA Mobile;

•	Peter Moore, Executive Vice President, Chief Operating Officer; and

•	Patrick Söderlund, Executive Vice President, EA Studios.

FISCAL 2014 SUMMARY

Fiscal 2014 was a year of dramatic changes for the gaming industry and for EA. We saw the launch of Microsoft’s Xbox One and Sony’s PlayStation 4 “next generation” video game console systems, continued growth in mobile gaming and leadership changes within the Company. In the midst of these changes, we were able to deliver both amazing games and services to our consumers and strong financial results to our stockholders.

EA established an early lead on the next generation consoles and maintained that leadership position in 2014 with 40% segment share across North America and Europe. We accomplished these results while at the same time reducing operating expenses through disciplined cost management. We finished fiscal 2014 in a strong position; we were able to exceed our revenue and earnings per share guidance, drive higher gross margins, lower our operating expenses, double our cash provided by operations, and invest in new products and services for the future. In fiscal 2014, our share price increased by 61%, and, in May 2014, we implemented a new $750 million share repurchase program as part of our commitment to return value to our shareholders.

Financial and Operating Highlights:

•	We generated $4.02 billion in non-GAAP net revenue and delivered $1.69 in non-GAAP diluted earnings per share.

•	Our digital non-GAAP net revenue increased to approximately $1.8 billion in fiscal 2014.

•	Our mobile business delivered approximately $460 million in non-GAAP net revenue in the fiscal year, reaching more than 130 million monthly active users.

•	Cash provided by operations for the fiscal year was $712 million.

•	We improved our non-GAAP operating profit margins to 18%.

On a GAAP basis in fiscal 2014, we achieved net revenue of $3.6 billion, diluted earnings per share of $0.03, and digital net revenue of $1.8 billion. Our fiscal 2014 GAAP operating income was $33 million, creating GAAP operating profit margins of 1%. Additionally, our mobile business generated $406 million of GAAP net revenue in fiscal 2014. Appendix A to this Proxy Statement includes a reconciliation of the non-GAAP financial measures referenced above to the most directly comparable GAAP financial measures.

Executive Leadership Changes

In the first two quarters of fiscal 2014, our Executive Chairman, Lawrence Probst III, served as the Company’s principal executive officer, while we conducted an extensive internal and external search for a new CEO. In

September 2013, the Board appointed Andrew Wilson, then Executive Vice President, EA SPORTS, as our new CEO. Once appointed, Mr. Wilson reorganized the internal divisions of the Company to better align with his vision for the Company’s future. As a result, the roles and responsibilities of many of our senior executives, including two NEOs, changed during the year. Mr. Söderlund assumed responsibility for our EA Studios organization, while Mr. Gibeau assumed responsibility for our EA Mobile organization.

The financial performance, operational achievements and other fiscal year events summarized above, provide context for the compensation decisions made by the Committee and Board in fiscal 2014, as explained in greater detail in the sections that follow.

COMPENSATION PRINCIPLES AND STRUCTURE

The design of our compensation programs is guided by a compensation philosophy based on three core principles, with each of these principles intended to promote a pay-for-performance approach to executive compensation:

•

Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk based on the annual financial and operational performance of the Company and the NEO’s business unit, where applicable;

•

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry that is highly competitive for executive talent; and

•

Principle 3 —Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Approximately 92% of the votes cast by stockholders at the 2013 Annual Meeting of Stockholders voted in favor of our annual advisory say-on-pay vote. The Committee solicits feedback from our largest stockholders throughout the fiscal year, and considers the results of advisory votes, as well as our compensation philosophy, principles and business needs in evaluating and setting our executive compensation programs. The basic principles and structure of our compensation programs did not change in fiscal 2014.

We believe compensation programs reflecting these considerations focus our executives on the profitability and growth of the Company and align them with the long-term interests of the Company’s stockholders, while also recognizing the dynamic and highly competitive nature of our business. Our compensation principles are demonstrated in the Company’s fiscal 2014 compensation programs as follows:

Principle 1 — Cash Compensation: The cash compensation of each NEO consists of a market competitive base salary and the opportunity to earn an annual cash bonus, expressed as a percentage of base salary. Typically, our Committee reviews cash compensation on an annual basis for each NEO. The base salary and bonus target percentage are set based on an individual assessment of various factors, including, but not limited to: individual performance, Company performance, market rates for each role and internal parity. In aggregate, cash bonuses represent approximately one-half of our NEOs’ targeted cash compensation, and serve to put a significant portion of their cash compensation at risk.

In fiscal 2014, we met our non-GAAP net revenue target of $4,005 million and exceeded our non-GAAP diluted earnings per share target of $1.30, with non-GAAP net revenue at 100% and non-GAAP earnings per share at 130% of their respective targets. As a result, the Committee approved funding of an overall Company bonus pool at 115% of aggregate employee target bonuses. The Committee considered the percentage of funding for the overall Company bonus pool, as well as an overall assessment of individual achievements when determining NEO bonus award payouts.

FISCAL 2014 BONUS SUMMARY FOR

NAMED EXECUTIVE OFFICERS

	Base Salary Earned in Fiscal 2014	Target Annual Bonus Award	Annual Bonus Award	Annual Bonus as a % of Target Bonus Award
Mr. Probst	$764,577	N / A	—	—
Mr. Wilson	$674,038	$803,125	$780,474	97%
Mr. Jorgensen	$666,154	$666,667	$840,000	126%
Mr. Gibeau	$722,115	$722,500	$680,000	94%
Mr. Moore	$646,154	$646,667	$685,000	106%
Mr. Söderlund	$634,518	$542,402	$725,000	134%

Individual NEO cash compensation details, including the specific factors considered by the Committee in determining each NEO bonus award, are described in the “Individual NEO Compensation” section below.

Principle 2 — Equity Compensation: Approximately 81% of the aggregate compensation of our NEOs for fiscal 2014 was provided in the form of equity through annual equity awards, a retention equity award, and a CEO stock option award.

Annual Equity Awards

In fiscal 2014, the Committee approved an annual equity award (“Annual Award”) for each of our NEOs, with the exception of Mr. Probst. Annual Awards were targeted to be comprised of 50% performance-based restricted stock units (“PRSUs”) with vesting tied to the Company’s total stockholder return (“TSR”) over 1 year, 2 year and 3 year measurement periods, and 50% time-based restricted stock units (“RSUs”) with a three-year pro rata vesting schedule. We granted a mix of PRSUs and RSUs to our NEOs to balance pay-for-performance and retention considerations. The number of PRSUs and RSUs awarded to each NEO was determined based upon an individual assessment of various factors including, but not limited to: role within the Company, individual performance, the value of unvested equity, the grant date value of the award, competitive market practices, and internal compensation alignment among our executive officers.

The following table shows the Annual Awards granted to our NEOs in fiscal 2014 as reported in the “Fiscal 2014 Summary Compensation Table.”

FISCAL 2014 ANNUAL EQUITY AWARDS FOR

NAMED EXECUTIVE OFFICERS

	Target PRSUs	RSUs	Annual Equity Award Value at Grant(1)	Annual Equity Award Accounting Value(2)
Mr. Probst(3)	—	—	—	—
Mr. Wilson	75,000	75,000	$3,364,500	$3,896,250
Mr. Jorgensen	65,000	65,000	$2,915,900	$3,376,750
Mr. Gibeau	100,000	100,000	$4,486,000	$5,195,000
Mr. Moore	65,000	65,000	$2,915,900	$3,376,750
Mr. Söderlund	75,000	75,000	$3,364,500	$3,896,250

(1)	“Value at Grant” reflects the number of RSUs and target PRSUs granted multiplied by the closing price of our common stock on the grant date.

(2)	“Accounting Value” reflects the grant date fair value of the RSUs and PRSUs for accounting purposes.

(3)	Mr. Probst was granted 10,000 RSUs on July 31, 2013 with an Accounting Value of $261,200 for his services as a Director for the 2013-2014 Board year.

For fiscal 2015, the Company will change the composition of the Annual Awards granted to our NEOs. Annual Awards will consist of three components: (a) 50% of the Annual Award will be granted as RSUs, (b) 25% of the Annual Award will be granted as PRSUs, and (c) the remaining 25% of the Annual Award will be granted in the form of stock options. Stock options were added to the Annual Award mix because the Committee views stock options as performance-based equity that focuses recipients on the Company’s long-term stock price growth, which complements the retentive value of time-based RSU awards and the relative stock price performance rewards of our PRSUs.

Retention Equity Awards

From time to time, we grant supplemental equity awards to encourage retention of key executives, especially during periods of transition for the Company or when faced with significant recruiting pressure from other companies with which we compete for talent. In February 2014, the Committee granted 225,000 time-based RSUs to Mr. Jorgensen in recognition of his key role in driving a reduction in our operating expenses and improving operating margins and cash provided by operations for the Company; this award was also intended to support the longer term retention of Mr. Jorgensen during a time of leadership and console transition for the Company. These RSUs will vest as to 100% of the shares on the third anniversary of the grant date. The size and vesting schedule of this award is consistent with awards we have previously granted to other key leaders.

CEO Stock Option Award

On October 31, 2013, in connection with his appointment as CEO, Mr. Wilson was granted a non-qualified option to purchase 1,000,000 shares of common stock. The Board granted stock options to Mr. Wilson to provide an equity incentive focused on absolute long-term stock price growth and to enhance the balance between retention and relative stock price performance goals of our time- and performance-based RSU programs. In determining the size of the award, the Board, in consultation with Compensia, the independent consulting firm retained by the Committee, considered market data for existing CEOs, new CEOs who were promoted from within a company, and Mr. Wilson’s current unvested equity holdings from prior PRSU and RSU grants.

Executive Chairman Equity Award

On May 30, 2014, upon the recommendation of the Committee and in recognition for his service to the Company as Executive Chairman during fiscal 2014, the Board (with Mr. Probst abstaining) awarded Mr. Probst a one-time equity award with a maximum aggregate grant date value of $1,532,447 (“Award Value”) in accordance with our 2000 Equity Incentive Plan. The award shall be granted on June 16, 2014 and will consist of two components: (a) RSUs with a maximum grant date fair value equal to 50% of the Award Value; and (b) non-qualified stock options to purchase shares of common stock with a maximum grant date fair value equal to 50% of the Award Value. The RSUs will vest, and the options will vest and first become exercisable, on the 12-month anniversary of the grant date.

In determining the Award Value, the Board considered: (i) Mr. Probst’s performance as Executive Chairman during fiscal 2014, including his role in the Company’s executive leadership transition, (ii) 150% of Mr. Probst’s fiscal 2014 salary, and (iii) the funding approved by the Committee for the fiscal 2014 Company-wide employee bonus pool based on the Company’s financial performance.

Principle 3 — Target Total Direct Compensation: We awarded total direct compensation to our NEOs for fiscal 2014 consistent with market practices, based on each NEO’s role at the time the decision was made, his experience and performance. Total direct compensation has three components: base salary, annual cash bonus, and equity awards. When setting the fiscal 2014 base salaries and target bonus opportunities for our NEOs, the Committee references the 50th to 75th percentiles of the market range of comparable companies, and for our annual equity awards, we reference the 75th percentile. While we consider each component with respect to this data, the actual base salary, bonus, and equity compensation awarded to an NEO may be above or below these levels and is determined based on the Company’s financial performance, the financial and operating performance of each NEO’s business unit (if applicable), individual performance, market trends, and other factors unique to each individual.

The Committee also considers the aggregate value of all three total direct compensation components, and references the 50th to 75th percentiles of the market for total direct compensation. When necessary for retention, succession planning, or recognition of outstanding performance, the Committee may approve exceptional compensation programs for select key executives that could result in target total direct compensation above our referenced range.

THE COMMITTEE’S PROCESS FOR DETERMINING AND REVIEWING NEO COMPENSATION

For fiscal 2014, the Committee reviewed and approved the total direct compensation of each of our NEOs (other than the Executive Chairman and CEO) in consultation with members of Company management, including our CEO and our Chief Talent Officer, and Compensia. The compensation of the Executive Chairman and CEO were approved by the Board, also in consultation with Compensia.

TIMELINE OF FISCAL 2014 COMPENSATION DECISIONS

		Committee	Board of Directors

November 2012	Selection of peer group for fiscal 2014 compensation benchmarking	Approved	Not Applicable

February 2013	Fiscal 2014 compensation benchmarking	Reviewed	Not Applicable

May 2013	Executive officer fiscal 2014 salaries, target bonuses and annual equity awards	Approved	Not Applicable

July 2013	Annual Director RSU award for Executive Chairman	Recommended	Approved

September 2013	CEO compensation; Executive Chairman compensation adjustment	Recommended	Approved

November 2013	Executive officer compensation review and adjustment	Approved	Not Applicable

May 2014	Executive officer bonus awards for fiscal 2014	Approved	Not Applicable

May 2014	CEO bonus award for fiscal 2014	Recommended	Approved

Selection of Peer Group

To assess market compensation practices, each year the Committee selects a group of comparable companies (“peer group”) to use as a reference for compensation decisions. We compete for talent across various industries; as a result, our peer group comprises companies across related industries, with comparable revenue, market capitalization, geographic markets, financial performance and expected growth rates. In the third quarter of fiscal 2013 (November 2012), the Committee selected the following peer group to use as a reference for fiscal 2014 compensation decisions.

FISCAL 2014 PEER GROUP

Videogame	Technology/Internet	Entertainment	Toys/Games
• Activision Blizzard	• Adobe Systems	• AMC Networks Inc.	• Hasbro
• Zynga	• Autodesk	• Discovery Communications	• Mattel
	• Expedia	• Lions Gate Entertainment
• IAC/Interactive Corp.
• Intuit
• LinkedIn Corporation
• Priceline
• Salesforce.com
• Symantec
• Yahoo!

The Board, with the assistance of Compensia, also considered other relevant market data outside of our peer group in connection with determining the equity compensation to be awarded to Mr. Wilson when he assumed the role of CEO, specifically referencing data from other high technology companies within the S&P 500 that reported internal CEO promotions in recent years.

In the third quarter of fiscal 2014 (November 2013), the Committee assessed this peer group for use in benchmarking fiscal 2015 compensation decisions and determined that it was still an appropriate representation of comparable companies, and did not make any changes.

Compensation Benchmarking

In February 2013, Compensia conducted a comprehensive analysis of our executive compensation programs using publicly available compensation information on our peer group and data from the Radford Global Technology Survey. The analysis included a comparison of the base salary, bonus target, total cash, long-term incentives and total compensation of each of our senior vice-president level positions and above against similar positions in our peer group. Each compensation element was evaluated against peer group compensation at multiple percentile levels. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similarly sized technology companies. Compensia provided the Committee with its findings in February 2013 to be used as a reference for making compensation decisions for fiscal 2014.

Determining NEOs’ Fiscal 2014 Salaries, Target Bonuses, and Equity Grant Recommendations

In May 2013, the Committee reviewed and approved base salary, target cash bonus and Annual Award recommendations for fiscal 2014 for each of our NEOs, other than our Executive Chairman and CEO, taking into consideration the following, as applicable:

•	The Company’s compensation philosophy and principles;

•	The financial, strategic and operational performance of the Company and each NEO’s relevant business unit (as applicable);

•	Each NEO’s individual performance;

•	An internal comparison of each NEO’s compensation;

•	Peer group market data provided by Compensia;

•	Current unvested equity holdings;

•	Realized value of compensation; and

•	The importance of each NEO’s individual role with respect to the Company’s long-term strategic initiatives.

Following the appointment of Mr. Wilson as CEO, the Committee reviewed the base salary and target bonus levels of several senior executives in light of changes to the organization, individual roles and responsibilities. In November 2013, the Committee adjusted the target bonus percentage for Mr. Söderlund, from 75% to 100% of his base salary. This adjustment was in recognition of the significant increase to the scope of Mr. Söderlund’s responsibilities as Executive Vice President, EA Studios and to align with the target bonus percentages of internal peers. No other adjustments were made to our NEOs’ compensation at that time. In calculating Mr. Söderlund’s cash bonus for fiscal 2014, Mr. Söderlund’s new and former bonus targets were applied on a pro-rata basis.

Determining CEO’s Fiscal 2014 Salary, Target Bonus, and Equity Grant Recommendations

The compensation of the CEO is determined by the Board, upon recommendation from the Committee, with the assistance of Compensia. During fiscal 2014, the Committee developed a compensation recommendation for Mr. Wilson for the CEO position. This recommendation included a base salary, target cash bonus opportunity, and equity award. The compensation recommendations were presented to the Board, which then approved the compensation offered to Mr. Wilson for the role of CEO.

Executive Chairman Compensation

In March 2013, the Committee, with the assistance of Compensia, developed a compensation recommendation for our Executive Chairman, which then was approved by the Board. After Mr. Wilson was appointed as CEO, the Board reevaluated and approved a reduction to the Executive Chairman’s salary effective October 1, 2013.

Mr. Probst recused himself from all discussions with respect to his compensation and did not vote on his compensation as Executive Chairman.

INDIVIDUAL NEO COMPENSATION

This Individual NEO Compensation section provides additional information on the compensation of our individual NEOs for fiscal 2014. The general considerations for the determination of base salary, bonus opportunity, equity awards and target total direct compensation for our NEOs are discussed above under the heading “Compensation Principles and Structure.” Additional information regarding the bonuses paid to our NEOs for fiscal 2014 is provided below under the heading “Executive Bonus Plan.”

Mr. Probst

Mr. Probst was appointed Executive Chairman in March 2013, and served as our principal executive officer while the Company conducted a CEO search during the first half of fiscal 2014. After the appointment of Mr. Wilson as CEO in September 2013, Mr. Probst agreed to remain as Executive Chairman to support Mr. Wilson’s transition. Mr. Probst was previously employed by the Company from 1984 to September 2008, and served as the Company’s CEO from May 1991 until April 2007.

Base Salary: In March 2013, the Board approved an annual base salary for Mr. Probst of $1,030,000. This salary was determined by the Board taking into consideration the salary of our former CEO and Mr. Probst’s extensive experience leading the Company. In September 2013, when Mr. Wilson was appointed CEO, the Board reduced Mr. Probst’s annual base salary to $515,000 to align with his reduction in responsibilities.

Equity Awards: In July 2013, Mr. Probst was granted 10,000 RSUs for his services as a Director for the 2013-2014 Board year. On May 30, 2014, the Board awarded Mr. Probst a one-time equity award in recognition for his service to the Company as Executive Chairman during fiscal 2014. The award, consisting of RSUs and stock options, will be granted on June 16, 2014. For additional information, see the “Executive Chairman Equity Award” section above.

Mr. Wilson

Mr. Wilson performed two roles during fiscal 2014. From August 2011 to September 2013, he served as Executive Vice President, EA SPORTS where he had responsibility for the product development, worldwide product management and marketing for all packaged goods and online offerings of EA SPORTS and Origin. In September 2013, the Board appointed Mr. Wilson as CEO. As a result, Mr. Wilson’s compensation for the first half of fiscal 2014 was based on his role as Executive Vice President, EA SPORTS and was determined by the Committee in May 2013. His compensation for the second half of the fiscal year was based on his role as CEO and was determined by the Board in September 2013.

Executive Vice President, EA SPORTS Compensation

Base Salary and Bonus Target: In the first quarter of fiscal 2014, the Committee increased Mr. Wilson’s base salary by 5% and maintained his target bonus percentage at 75% of his annual base salary. Mr. Wilson’s base salary was increased as a result of his performance and to better align his cash compensation with internal peers and the market.

Fiscal 2014 Cash Bonus Award: For his performance as Executive Vice President, EA SPORTS during the first six months of fiscal 2014, Mr. Wilson was awarded a cash bonus of $210,234 which corresponds to 103% of his target bonus opportunity for the first half of the fiscal year. To determine this portion of Mr. Wilson’s cash bonus award, the Committee took into account that the Company achieved its non-GAAP net revenue target and exceeded its non-GAAP earnings per share target, as well as an overall evaluation of his performance in the role, including an evaluation of strategic and operational results, such as: launching games on-time for both next generation and legacy generation gaming consoles; product quality (including hits such as FIFA 14 and Madden NFL 25, and a miss in the quality of NBA Live 14); the degree to which our consumers engaged with our products; digital revenue; the expansion of Origin; and talent and organizational objectives.

Equity Awards: In June 2013, Mr. Wilson was granted an Annual Award consisting of PRSUs with a target vesting of 75,000 shares and 75,000 time-based RSUs.

CEO Compensation

Base Salary and Bonus Target: In September 2013, Mr. Wilson was offered the position of CEO with an annual base salary of $800,000 and an annual bonus target of 150% of his annual base salary. The Board approved this compensation after considering market data for both existing and recently appointed CEO hires, as well as internal equity. While Mr. Wilson’s resulting base salary and total target cash compensation were below the median for CEOs in our peer group, the Board determined that Mr. Wilson’s aggregate compensation package (base, target bonus and equity) was appropriate relative to his experience.

Fiscal 2014 Cash Bonus Award: The Board approved a formulaic bonus structure for Mr. Wilson, as CEO, that included financial and operating objectives for the third and fourth quarters of fiscal 2014 with a weighting and targeted performance for each objective. To further align Mr. Wilson’s bonus with Company performance, the Board also added a multiplier based on the company’s TSR relative to companies in the NASDAQ-100 with a target TSR multiplier of 100% at the 60th percentile of companies and an increase of 3% for each percentile above the 60th up to a maximum multiplier of 150%, and a decrease of 2% for each percentile below the 60th to a minimum multiplier of 50%. For fiscal 2014 Mr. Wilson was awarded $570,240 based upon the achievement of objectives per the bonus formula outlined in the table below.

Fiscal 2014 Q3 and Q4 Non-GAAP Financial Targets (in millions except earnings per share):	Q3 / Q4 Target	Actual(1)	Attainment of Target	Bonus Weighting
Net Revenue	$2,558	$2,486	97%	20%
Gross Profit	$1,811	$1,778	98%	20%
Operating Expenses	$1,059	$1,043	102%	20%
Operating Income	$752	$735	98%	10%
Diluted Earnings Per Share	$1.76	$1.74	99%	10%
Operating Objectives: FY14 launches (including for Xbox One and PlayStation 4), Development of New Intellectual Property and Preparation for FY15, Organizational Health and Digital Transformation	N/A		100%	20%
Total: Financial and Operating Objectives			99%	100%

(1)

For a reconciliation of fiscal 2014 third and fourth quarter non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to the financial tables of the press release contained in the Current Report on Form 8-K that the Company filed on May 6, 2014. Please also refer to the information under the heading “About Non-GAAP Financial Measures” in Appendix A of this Proxy Statement for additional information about our use of Non-GAAP Financial Measures.

From the date Mr. Wilson was appointed as CEO, to the end of the fiscal year, the Company’s TSR was 8.6%, which was at the 58th percentile of the companies in the NASDAQ-100, and resulted in a bonus multiplier of 96%.

Target Bonus: $600,000	X	Financial & Operating Objectives: 99%	X	TSR Multiplier: 96%	=	Bonus Payout as CEO: $570,240

Mr. Wilson’s overall fiscal 2014 cash bonus of $780,474 was determined by the Board taking into consideration both roles he performed during fiscal 2014 and the achievement of the goals and objectives aligned with each of these positions.

CEO Stock Option Award

On October 31, 2013, in connection with his appointment as CEO, Mr. Wilson was granted a non-qualified option to purchase 1,000,000 shares of common stock. In determining the size of the award, the Board considered market data for existing CEOs, new CEOs who were promoted from within a company, and Mr. Wilson’s current unvested equity holdings from prior PRSU and RSU grants. The Board granted stock options to Mr. Wilson to introduce an incentive for absolute long-term stock price growth, and enhance the balance between retention and relative stock price performance goals promoted by our current time-based RSU and PRSUs programs. Mr. Wilson’s options will vest as to 24% on November 1, 2014, and 2% per month, thereafter for the next 38 months.

Overall, 89% of the value Mr. Wilson’s fiscal 2014 total compensation was in the form of equity, which will vest over the next four years. While the value reported in the “Fiscal 2014 Summary Compensation Table” reflects the fair value of these awards for accounting purposes at the time of grant (“Accounting Value”), the actual value realized by Mr. Wilson from these awards (“Realized Value”) will depend on the Company’s stock price in future years. The difference between the Accounting Value and Realized Value of Mr. Wilson’s total compensation for fiscal 2014 is shown in the following table:

Mr. Jorgensen

Mr. Jorgensen serves as our Executive Vice President and Chief Financial Officer. In this role, Mr. Jorgensen oversees the Company’s global finance and accounting operations.

Base Salary and Bonus Target: In the first quarter of fiscal 2014, the Committee increased Mr. Jorgensen’s base salary by 3% and maintained his target bonus percentage at 100% of his annual base salary.

Cash Bonus Award: Mr. Jorgensen’s fiscal 2014 cash bonus award was $840,000, which corresponds to 126% of his target bonus opportunity. To determine Mr. Jorgensen’s cash bonus award, the Committee took into account that the Company achieved its non-GAAP net revenue target and exceeded its non-GAAP earnings per share target, as well as an overall evaluation of his performance, including strategic and operational achievements, such as: developing and implementing a plan to improve operating margins and cash provided by operations; his role in reducing the Company’s operating expenses in the fiscal year; and managing communications with investors and employees.

Equity Awards: In June 2013, Mr. Jorgensen was granted an Annual Award consisting of PRSUs with a target vesting of 65,000 shares and 65,000 time-based RSUs. In February 2014, the Committee granted Mr. Jorgensen an additional retention award of 225,000 time-based RSUs, which will vest as to 100% of the shares on the third anniversary of the grant date. Mr. Jorgensen’s time based awards utilized both annual vesting over three years and cliff vesting to deliver value in years one and two, while emphasizing retention over three years. The size of this retention award and the vesting schedule is consistent with the retention grants received by our key leaders in fiscal 2013. Overall, 87% of the value of Mr. Jorgensen’s total fiscal 2014 compensation was in the form of long-term equity.

Mr. Gibeau

Mr. Gibeau performed two roles for the Company during fiscal 2014. From August 2011 to September 2013 he served as President, EA Labels with oversight of intellectual property development, worldwide product management and marketing for major console and PC properties. In September 2013, Mr. Gibeau became Executive Vice President, EA Mobile. In this role Mr. Gibeau leads the EA Mobile organization.

Base Salary and Bonus Target: In the first quarter of fiscal 2014, the Committee increased Mr. Gibeau’s base salary by 2% and maintained his target bonus percentage at 100% of his annual base salary. Mr. Gibeau’s salary and target bonus opportunity were not adjusted when he transitioned to the role of Executive Vice President, EA Mobile.

Cash Bonus Award: Mr. Gibeau’s fiscal 2014 cash bonus award was $680,000, which corresponds to 94% of his target bonus. To determine Mr. Gibeau’s cash bonus award, the Committee took into account that the Company achieved its non-GAAP net revenue target and exceeded its non-GAAP earnings per share target, as well as an overall evaluation of his performance in both roles.

In evaluating his performance as President EA Labels, the Committee considered strategic and operational results such as: launching games on-time for both next generation and legacy generation gaming consoles; mobile revenue; the success of products released on console, PC and mobile platforms (including FIFA 14, Madden NFL 25, Plants vs. Zombies 2, Battlefield 4 and Need for Speed: Rivals; challenges at the launch of Battlefield 4; and a miss in the quality of NBA Live14); development of new intellectual property; and talent and organizational objectives.

In evaluating his performance as Executive Vice President, EA Mobile, the Committee considered strategic and operational results, such as: mobile revenue; the success of products released (including RealRacing3 and The Simpsons: Tapped Out); development of new intellectual property; and managing talent and organizational changes for the newly formed EA Mobile organization.

Equity Awards: In June 2013, Mr. Gibeau was granted an Annual Award consisting of PRSUs with a target vesting of 100,000 shares and 100,000 time-based RSUs. Overall, 79% of the value of Mr. Gibeau’s total compensation was in the form of long-term equity.

Mr. Moore

Mr. Moore has served as Chief Operating Officer since August 2011. In this role, Mr. Moore provides strategic leadership for all global operations that enable EA to bring products to market via retail and digital direct-to-consumer channels, including publishing, sales, media, central development and channel management. Mr. Moore also oversees EA’s global marketing organization consisting of product marketing, acquisition and digital marketing, global advertising and marketing analytics.

Base Salary and Bonus Target: In the first quarter of fiscal 2014, the Committee increased Mr. Moore’s base salary by 3% and maintained his target bonus percentage at 100% of his annual base salary.

Cash Bonus Award: Mr. Moore’s fiscal 2014 cash bonus award was $685,000, which corresponds to 106% of his target bonus. To determine Mr. Moore’s cash bonus award, the Committee took into account that the Company achieved its non-GAAP net revenue target and exceeded its non-GAAP earnings per share target, as well as an overall evaluation of his performance, including an evaluation of strategic and operational achievements, such as: achieving a leadership position on next generation gaming consoles; improving the Company’s digital revenue while maintaining strong revenue performance from traditional retail channels; and his role in reducing the Company’s operating expenses in the fiscal year.

Equity Awards: In June 2013, Mr. Moore was granted an Annual Award consisting of PRSUs with a target vesting of 65,000 shares and 65,000 time-based RSUs. Overall, 71% of the value of Mr. Moore’s total compensation was in the form of long-term equity.

Mr. Söderlund

During fiscal 2014 Mr. Söderlund performed two roles. From August 2011 to September 2013, he was Executive Vice President, EA Games Label, where he oversaw operations for all EA Games studios. In September 2013, Mr. Söderlund became the Executive Vice President, EA Studios. In this role, Mr. Söderlund is now responsible for console and PC development for all products within the games and sports genres. He also leads EA development teams from studio locations around the globe and oversees the relationships with EA Partners development studios, including Respawn Entertainment.

Mr. Söderlund is located in Sweden and is paid in Swedish kronor. All values reported for his cash compensation throughout this Compensation Discussion and Analysis were converted to U.S. dollars based on the exchange rate for the Swedish kronor as of the end of fiscal 2014.

Base Salary and Bonus Target: In the first quarter of fiscal 2014, the Committee increased Mr. Söderlund’s base salary by 4% and maintained his target bonus percentage at 75% of his annual base salary. In the third quarter of fiscal 2014, the Committee increased Mr. Söderlund’s target bonus percentage from 75% to 100% (adjusted on a pro rata basis) to recognize his increased responsibilities, which now include development of products and services for both the sports and games genres as Executive Vice President, EA Studios, and to better align his target cash compensation with internal peers.

Cash Bonus Awards: Mr. Söderlund’s fiscal 2014 cash bonus award was $725,000 which corresponds to 134% of his target bonus. To determine Mr. Söderlund’s cash bonus award, the Committee took into account that the Company achieved its non-GAAP net revenue target and exceeded its non-GAAP earnings per share target, as well as an overall evaluation of his performance in both roles he performed during the fiscal year.

In evaluating his performance as Executive Vice President, EA Games Label, the Committee considered strategic and operational results, such as: launching games on-time for next generation and legacy generation gaming consoles; the success of products released (including Need for Speed: Rivals and Battlefield 4 and the challenges at the launch of Battlefield 4); digital revenue; talent and organizational objectives.

In evaluating his performance as Executive Vice President, EA Studios, the Committee considered the expanded scope of his role and strategic and operational results in the role such as: managing the operations of our high definition games during the next generation console launches; the success of other products released in the second half of the year (including Titanfall and Plants vs. Zombies: Garden Warfare); digital revenue; and reorganizing the former EA Games and EA SPORTS labels into the newly formed EA Studios organization.

Equity Awards: In June 2013, Mr. Söderlund was granted an Annual Award consisting of PRSUs with a target vesting of 75,000 shares and 75,000 time-based RSUs. Overall, 73% of the value of Mr. Söderlund’s total compensation was in the form of long-term equity.

COMPENSATION PROGRAMS AND PLANS

Non-GAAP Financial Measures

The Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus and equity award targets, such as non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the following items (as applicable, in a given reporting period): acquisition-related expenses, changes in deferred net revenue (online-enabled games), college football settlement expenses, amortization of debt discount, restructuring charges, stock-based compensation, and income tax adjustments, among others. In addition, for these purposes, we make further adjustments to our publicly disclosed non-GAAP measures to add back bonus expense.

Base Salary

A competitive base salary is a crucial component in providing an attractive total compensation package for our NEOs. The Committee initially sets each NEO’s base salary at a level which reflects the NEO’s position, responsibilities and experience, as compared to similar executives at comparable companies. On an annual basis, the Committee reviews and approves any base salary adjustments, considering such factors as individual performance, pay relative to market, level of responsibilities, complexity of role, and internal compensation alignment.

As part of its May 2014 compensation review, the Committee (and Board for Mr. Wilson) increased the base salaries of certain NEOs for fiscal 2015. Effective June 1, 2014, the base salaries of our NEO’s will be: Mr. Wilson, $900,000; Mr. Jorgensen, $700,000; Mr. Gibeau $725,000; Mr. Moore $670,000; Mr. Söderlund $725,000; and Mr. Probst, $515,000. These increases were consistent with the compensation-setting process described above.

Executive Bonus Plan

Cash bonus awards for each of our NEOs were funded under the Electronic Arts Inc. Executive Bonus Plan (the “Executive Bonus Plan”), which was approved by stockholders in 2012. Cash bonuses payable under this plan are intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. At the beginning of the fiscal year, the Committee selected the Executive Bonus Plan participants, performance period, performance measures, and the formula used to determine maximum bonus funding. In fiscal 2014, all of our NEOs were selected to participate in this plan. The performance period was established as fiscal 2014 and the formula to determine the maximum bonus funding for each NEO was the lower of: (1) 300% of their annual base salary and (2) 0.5% of our fiscal 2014 non-GAAP net income for each NEO other than our Executive Chairman and CEO, for whom the maximum was 1% of our fiscal 2014 non-GAAP net income. The Committee selected non-GAAP net income as the performance measure because the level of profitability is a key business focus in any year. For fiscal 2014, the Company reported non-GAAP net income of $534 million, which resulted in the maximum bonus award funding of 300% of annual base salary for each of our NEOs. The Committee then exercised its discretion to reduce the actual bonus awards for each individual based on Company’s overall financial performance, each NEO’s target bonus award and individual performance against strategic and operational objectives, as discussed in “Individual NEO Compensation” above.

Performance-Based RSU Program

The Committee began granting PRSUs as part of the annual equity awards to Executive Vice President level employees and above, beginning in fiscal 2012. The actual number of PRSUs earned from these grants range from zero to 200% of the target award based on the Company’s TSR relative to the performance of each of the companies in the NASDAQ-100 Index over a three-year performance period with vesting opportunities at one-year, two-year, and three-year measurement periods. TSR is determined based on a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the 90-day average of the closing stock prices of the NASDAQ-100 at the beginning of the performance period. For each measurement period, the Company’s TSR must be at the 60th percentile of the TSR of companies in the NASDAQ-100 in order for 100% of the target award to vest. If the Company’s TSR is above or below the 60th percentile, the number of shares that vest will increase by 3% for each percentile above the 60th, or decrease by 2% for each percentile below the 60th.

In fiscal 2014 the Company utilized the same basic PRSU design as in fiscal 2013, but with two changes. First, the Company added a restriction on vesting during a measurement period, such that if the Company’s TSR was negative the maximum number of shares that can be earned is capped at 100% of the target award for that measurement period. Second, if less than the target number of shares are earned during the one-year or two-year measurement periods, up to the target number of shares remaining from those periods can be earned in a subsequent measurement period (i.e. the two-year or three-year measurement period) if the Company’s stock price performance during the course of the performance period results in an improved cumulative TSR percentile relative to the NASDAQ-100. The Committee added this feature to the PRSU program as an incentive to keep our executives focused on improving stock price performance over the longer-term.

As reflected in the table below, the percentage of PRSUs vesting for each measurement period ending with fiscal 2014 is aligned with the relative performance of our stock price.

PRSU Grant date	June 2011	June 2012	June 2013
Performance Period	Fiscal 12-14	Fiscal 13-15	Fiscal 14-16
90 day average stock price (start of performance period)	$17.79	$14.26	$20.35
Measurement Period	3 Year	2 Year	1 Year
90 day average stock price (end of measurement period)	$26.64
EA’s Total Stockholder Return (“TSR”)	49.8%	86.9%	30.9%
EA’s TSR Percentile vs. NASDAQ 100	51st	83rd	73rd
Percentage of Target Shares Vesting in May 2014	82%	169%	139%

For fiscal 2015, the Company will change the composition of the Annual Awards granted to our NEOs. The Annual Award shall consist of three components: (a) 50% of the Annual Award will be granted as RSUs, (b) 25% of the Annual Award will be granted as PRSUs, and (c) the remaining 25% of the Annual Award will be granted in the form of stock options. The addition of stock options to the Annual Award mix will reward executives for growth in our stock price over the long term and will complement the retentive value of time-based RSU awards and the relative stock price performance rewards of our PRSUs.

Benefits and Retirement Plans

We provide a comprehensive benefits package to all of our regular, full-time employees, including our NEOs that is consistent with the level of benefits offered by similar-sized companies; including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, certain paid holidays, personal time-off or comparable vacation benefits in accordance with local requirements, a monthly car allowance for employees in certain positions and locations, including Sweden where Mr. Söderlund resides, and a sabbatical program for regular full-time employees who commenced employment prior to October 7, 2009. During fiscal 2014, Mr. Söderlund received a payout of $12,246, in accordance with the terms of the sabbatical program as he was unable to utilize his full sabbatical benefit within the eligibility period.

We offer retirement plans to our employees based upon their country of employment. In the United States our NEOs are eligible to participate in a tax-qualified section 401(k) savings plan, with an annual Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the matching contribution is determined each year based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our Directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2014. In Sweden, where Mr. Söderlund resides, the Company contributes to supplementary ITP occupational pension plans for eligible employees, which provide retirement, life insurance and disability benefits. Eligible employees above certain income thresholds may also elect to participate in an alternative ITP plan. The ITP plans are offered pursuant to the terms of a collective agreement between the Confederation of Swedish Enterprise and the Council for Negotiation and Cooperation.

Perquisites and Other Personal Benefits

We consistently have taken a conservative approach with respect to providing perquisites and other personal benefits to our NEOs. While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Company-reimbursed air and ground transportation is limited to business travel.

Relocation Assistance

We provide relocation benefits to our executive officers, including our NEOs, in order to induce job candidates to accept job offers for certain open positions that are critical to the Company’s business needs. These benefits may include household goods and car shipment, travel, temporary housing, car rental, storage, miscellaneous relocation allowance, home sale and purchase assistance, house-hunting trips, and tax protection to offset costs incurred by our executive officers as a result of these relocations. Relocation benefits provided to NEOs are reported in the “All Other Compensation” column of the “Fiscal 2014 Summary Compensation Table” below.

Post-Employment Arrangements

Change of Control Plan

Our executive officers, including our NEOs, are eligible to participate in the Electronic Arts Inc. Key Employee Continuity Plan, which is a “double-trigger” change of control plan. We believe it is important to offer our executive officers this type of severance benefit in order to attract executive talent by mitigating the harm they would suffer if their employment is terminated by the Company for reasons beyond their control in connection with a change of control of the Company. This type of severance benefit also allows existing executive officers to focus on the Company’s business without being distracted by concerns about their job security in the event of a change of control and acts as an additional incentive for our executive officers to comply with their post-termination covenants. The Electronic Arts Inc. Key Employee Continuity Plan provides for specified levels of cash severance, continued health benefits and accelerated vesting of certain outstanding equity awards in the event of a qualifying termination of employment in connection with a change of control of the Company, as described in more detail under “Potential Payments upon Change of Control” below.

Severance Plan

We maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies to (1) all of our U.S.-based employees whose jobs are terminated due to a reduction-in-force and (2) any other employee we select to participate in the plan upon his or her termination of employment. Under the Severance Plan, eligible employees may receive a cash severance payment equal to two weeks of pay, with any additional payments to be determined solely at our discretion. In addition, under the Severance Plan, we will pay the premiums for continued health benefits, if such benefits are continued pursuant to COBRA, for a time period equal to the number of weeks of cash severance paid.

Any severance arrangements with our executive officers, including our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Committee. In the event of a change of control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the Electronic Arts Inc. Key Employee Continuity Plan.

POLICIES AND PRACTICES

Stock Ownership Requirements

We maintain stock ownership requirements for all of our executive officers who are subject to Section 16 of the Exchange Act. Historically these ownership requirements ranged from one to six times an individual’s annual base salary depending on his or her level within the Company. In November 2013, the Board, based on a recommendation from the Committee, approved the following changes to our stock ownership requirements. First, we re-set the frequency for calculating share ownership requirements to an annual basis; second, for our CEO, we reduced the ownership requirement from six times to five times his annual base salary; and third, we added a requirement that any executive officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met. The changes were made to better align ownership requirements between our CEO, Executive Vice Presidents and Senior Vice Presidents, and to clarify the implications if an officer is out of compliance. As of March 31, 2014, each of our executive officers, had either met his or her then-applicable stock ownership requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement.

We do not have a separate requirement that Section 16 officers hold shares of the Company’s common stock for a specific period of time after an option exercise or vesting of RSUs.

Stock Trading and Anti-Hedging Policies

We maintain a policy designed to promote compliance by all of our employees with both federal and state insider trading laws. Under this policy, certain employees (including all of our executive officers) who regularly have access to material, non-public information about the Company are prohibited from buying or selling shares of the Company’s common stock during periods when the Company’s trading window is closed (unless such transactions are made pursuant to a pre-approved Exchange Act Rule 10b5-1 trading plan). When the trading window is open, these employees are prohibited from buying or selling shares of the Company’s common stock while in possession of material, non-public information about the Company. During an open trading window, employees who are subject to the trading policy and are at the level of Vice President and above must request a trading clearance from our General Counsel prior to engaging in a trading transaction (unless such transaction is made pursuant to a pre-approved Exchange Act Rule 10b5-1 trading plan). In addition, our Directors, executive officers, and other employees may not engage in short sales of shares of the Company’s common stock under any circumstances, including trading in puts and calls that increase in value from a decline in the trading price of our stock.

Equity Awards Grant Practices

Equity awards granted to executive officers during fiscal 2014 were approved by the Committee in advance of the grant date and were generally made on the 16th of the month in which they were granted (or on the next NASDAQ trading day thereafter if the 16th of the month fell on a Saturday, Sunday, or holiday). Mr. Probst was granted an equity award on July 31, 2013, along with our non-employee Directors, for his service on the Board for the 2013-2014 Board year. In connection with his appointment as CEO, the Board granted stock options to Mr. Wilson on October 31, 2013. Based on his date of appointment, the Board chose to grant these options after the close of the stock market on the second trading day following the Company’s release of earnings results for the fiscal quarter ended September 30, 2013. The Committee has delegated authority for determining and approving equity grants for senior executives (other than executive officers), vice presidents and other non-executive employees, with pre-defined size limits and vesting schedules, to a committee consisting of our CEO and Chief Talent Officer, that reports on their activities to the Committee on at least an annual basis.

Compensation Recovery

In July 2009, the Committee adopted a compensation recovery provision to be included in all equity award agreements on a prospective basis. If an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, this provision allows the Committee to terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.

Section 162(m)

When making compensation decisions for our NEOs, the Committee considers if the compensation arrangements are tax deductible under Section 162(m) of the Internal Revenue Code. However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, we may, if consistent with our compensation philosophy, enter into compensation arrangements under which payments are not fully deductible under Section 162(m).

Accounting for Stock-Based Compensation

We account for our stock-based compensation awards in accordance with applicable accounting standards. The comparable compensation expense of restricted stock units and stock options has removed a financial reporting disincentive to use restricted stock units that existed before we began expensing stock options under the current accounting standard. As such, we use restricted stock units for all employee groups, including our NEOs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that EA specifically incorporates it by reference into a filing.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMMITTEE MEMBERS

Jay C. Hoag (Chair)

Leonard Coleman

Vivek Paul

FISCAL 2014 SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation earned by or awarded to our Executive Chairman, who served as our interim principal executive officer during the first two quarters of fiscal 2014, our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers for fiscal 2014 and, where applicable, fiscal 2013 and 2012. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs”.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

LAWRENCE F. PROBST III	2014	764,577	—	261,200	(5)	—	—	1,124	1,026,901
Executive Chairman	2013	39,615	—	—		—	—	—	39,615

ANDREW WILSON	2014	674,038	—	3,896,250	(6)(7)	8,607,400	780,474	17,219	13,975,381
Chief Executive Officer	2013	510,865	—	4,283,250		—	827,488	10,373	5,631,976

BLAKE J. JORGENSEN	2014	666,154	—	9,766,750	(6)(8)	—	840,000	16,424	11,289,328
Executive Vice President,	2013	362,500	350,000	2,842,000		—	269,208	657	3,824,365
Chief Financial Officer

FRANK D. GIBEAU	2014	722,115	—	5,195,000	(6)(9)	—	680,000	17,486	6,614,601
Executive Vice President,	2013	694,923	—	5,609,000		—	—	8,787	6,312,710
EA Mobile	2012	624,577	—	8,277,500		—	775,000	13,614	9,690,691

PETER MOORE	2014	646,154	—	3,376,750	(6)(10)	—	685,000	24,965	4,732,869
Executive Vice President,	2013	628,155	—	1,716,000		—	423,811	10,443	2,778,409
Chief Operating Officer	2012	616,385	—	5,494,132		—	825,000	14,274	6,949,791

PATRICK SÖDERLUND(11)	2014	634,518	—	3,896,250	(6)(12)	—	725,000	95,983	5,351,751
Executive Vice President,	2013	584,583	—	4,283,250		—	259,050	67,154	5,194,037
EA Studios

(1)

Represents the aggregate grant date fair value of RSUs with time-based and, where applicable, performance-based vesting granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value realized by the recipient. For RSUs with time-based vesting, grant date fair value is calculated using the closing price of our common stock on the grant date. Refer to footnote 6 below for a discussion of the fair value calculation for RSUs with performance-based vesting. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. For additional information regarding the specific terms of the RSUs with time-based vesting granted to our NEOs in fiscal 2014, see the “Fiscal 2014 Grants of Plan-Based Awards Table” below.

(2)

Represents the grant date fair value of stock options granted. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, of the Consolidated Financial Statements in our 2014 Annual Report.

(3)

Represents amounts awarded under the Executive Bonus Plan for fiscal 2014, 2013 and 2012, in addition to amounts awarded to Messrs. Söderlund and Wilson under the EA Bonus Plan in fiscal 2013. For additional information about the bonuses paid to our NEOs in fiscal 2014, see “Executive Bonus Plan” in the “Compensation Discussion and Analysis” above.

(4)

All Other Compensation Table

Name	Fiscal Year	Insurance Premiums ($)(A)	Retirement Benefits ($)(B)	Tax Gross-up ($)		Other ($)		Total ($)
LAWRENCE F. PROBST III	2014	1,124	—	—		—		1,124
	2013	—	—	—		—		—

ANDREW WILSON	2014	1,919	15,300	—		—		17,219
	2013	1,287	5,048	—		4,038		10,373

BLAKE J. JORGENSEN	2014	1,124	15,300	—		—		16,424
	2013	657	—	—		—		657

FRANK D. GIBEAU	2014	2,186	15,300	—		—		17,486
	2013	1,287	7,500	—		—		8,787
	2012	1,261	11,025	1,328		—		13,614

PETER MOORE	2014	6,149	15,300	3,516	(C)	—		24,965
	2013	2,943	7,500	—		—		10,443
	2012	1,261	11,025	—		1,988		14,274

PATRICK SÖDERLUND	2014	791	32,142	—		63,050	(D)	95,983
	2013	—	37,779	—		29,375	(D)	67,154

(A)	Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D, disability and executive physical programs.

(B)

Amounts shown for Messrs. Wilson, Jorgensen, Gibeau and Moore reflect company-matching 401(k) contributions for fiscal years 2012, 2013 and 2014, as applicable, paid during each subsequent fiscal year. The amount shown for Mr. Söderlund reflects company contributions during fiscal 2013 and 2014 to a Swedish ITP2 occupational pension plan, which includes a defined contribution component, as well as life and disability coverage, and an alternative ITP plan.

(C)

Represents the aggregate value of taxes paid on behalf of Mr. Moore in fiscal 2014 for: (1) a one-time airfare reimbursement; (2) participation in video game purchase and/or reimbursement program available to all employees; and (3) one-time reimbursement for participation in next-generation console purchase program available to all employees.

(D)

Includes car allowance, private medical premiums and vacation benefits paid during fiscal 2013 and 2014. In addition, fiscal 2014 amounts include payouts for expired sabbatical and expired vacation ($30,415).

(5)	Mr. Probst was granted 10,000 RSUs on July 31, 2013 for his services as a Director for the 2013-2014 Board year. These RSUs will vest in the entirety on July 31, 2014.

(6)

Includes the aggregate grant date fair value of RSUs with performance-based vesting granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value that can be realized by the recipient upon vesting of awards. For RSUs with performance-based vesting, the grant date fair value is based on the probable outcome of the performance condition on the date of grant. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. The PRSUs granted to our NEOs in fiscal 2014 are referred to as “Market-Based Restricted Stock Units” in Note 15. For additional information regarding the specific terms of the RSUs with performance-based vesting granted to our NEOs in fiscal 2014, see the discussion of “Performance-Based RSU Program” in the “Compensation Discussion & Analysis” above and the “Fiscal 2014 Grants of Plan-Based Awards Table” below.

(7)

Represents the aggregate grant date fair value of 75,000 RSUs with time-based vesting granted to Mr. Wilson in fiscal 2014 of $1,682,250 and the grant date fair value of the target payout of 75,000 RSUs with performance-based vesting granted to Mr. Wilson in fiscal 2014 of $2,214,000, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,364,500, which is based on the maximum vesting of 150,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.43.

(8)

Represents the aggregate grant date fair value of 290,000 RSUs with time-based vesting granted to Mr. Jorgensen in fiscal 2014 of $7,847,950 and the grant date fair value of the target payout of 65,000 RSUs with performance-based vesting granted to Mr. Jorgensen in fiscal 2014 of $1,918,800, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $2,915,900, which is based on the maximum vesting of 130,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.43.

(9)

Represents the aggregate grant date fair value of 100,000 RSUs with time-based vesting granted to Mr. Gibeau in fiscal 2014 of $2,243,000 and the grant date fair value of the target payout of 100,000 RSUs with performance-based vesting granted to Mr. Gibeau in fiscal 2014 of $2,952,000, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $4,486,000, which is based on the maximum vesting of 200,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.43.

(10)

Represents the aggregate grant date fair value of 65,000 RSUs with time-based vesting granted to Mr. Moore in fiscal 2014 of $1,457,950 and the grant date fair value of the target payout of 65,000 RSUs with performance-based vesting granted to Mr. Moore in fiscal 2014 of $1,918,800, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $2,915,900, which is based on the maximum vesting of 130,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.43.

(11)

Mr. Söderlund is based in Stockholm, Sweden and thus, was paid in Swedish kronor. The cash amounts reflected in the “Fiscal 2014 Summary Compensation Table” (other than equity awards) were converted to U.S. dollars based on the exchange rate as of the end of each fiscal year.

(12)

Represents the aggregate grant date fair value of 75,000 RSUs with time-based vesting granted to Mr. Söderlund in fiscal 2014 of $1,682,250 and the grant date fair value of the target payout of 75,000 RSUs with performance-based vesting granted to Mr. Söderlund in fiscal 2014 of $2,214,000, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,364,500, which is based on the maximum vesting of 150,000 RSUs multiplied by the closing price of our stock on the date of grant of $22.43.

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information regarding non-equity incentive and equity plan-based awards granted to the Named Executive Officers during fiscal 2014.

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Target ($)	Maximum ($)		Target (#)	Maximum (#)

Lawrence F. Probst III
Annual Bonus Opportunity	—	—	—	3,090,000	(7)	—	—	—		—		—	—
RSUs	7/31/2014	7/31/2014	—	—		—	—	10,000	(8)	—		—	261,200

Andrew Wilson
Annual Bonus Opportunity	—	—	803,125	2,400,000		—	—	—		—		—	—
PRSUs	6/17/2013	5/15/2013	—	—		75,000	150,000	—		—		—	2,214,000
RSUs	6/17/2013	5/15/2013	—	—		—	—	75,000	(9)	—		—	1,682,250
Options	10/31/2013	9/15/2013	—	—		—	—	—		1,000,000	(10)	26.25	8,607,400

Blake J. Jorgensen
Annual Bonus Opportunity	—	—	666,667	2,010,000		—	—	—		—		—	—
PRSUs	6/17/2013	5/15/2013	—	—		65,000	130,000	—		—		—	1,918,800
RSUs	6/17/2013	5/15/2013	—	—		—	—	65,000	(9)	—		—	1,457,950
RSUs	2/18/2014	1/12/2014	—	—		—	—	225,000	(11)	—		—	6,390,000

Frank D. Gibeau
Annual Bonus Opportunity	—	—	722,500	2,175,000		—	—	—		—		—	—
PRSUs	6/17/2013	5/15/2013	—	—		100,000	200,000	—		—		—	2,952,000
RSUs	6/17/2013	5/15/2013	—	—		—	—	100,000	(9)	—		—	2,243,000

Peter Moore
Annual Bonus Opportunity	—	—	646,667	1,950,000		—	—	—		—		—	—
PRSUs	6/17/2013	5/15/2013	—	—		65,000	130,000	—		—		—	1,918,800
RSUs	6/17/2013	5/15/2013	—	—		—	—	65,000	(9)	—		—	1,457,950

Patrick Söderlund
Annual Bonus Opportunity	—	—	542,402	1,915,593		—	—	—		—		—	—
PRSUs	6/17/2013	5/15/2013	—	—		75,000	150,000	—		—		—	2,214,000
RSUs	6/17/2013	5/15/2013	—	—		—	—	75,000	(9)	—		—	1,682,250

(1)

Each grant was approved on the approval date indicated above by our Compensation Committee or the Board, where applicable, for grant on the specific grant date indicated above. For more information regarding our grant date policy, see “Equity Awards Grant Practices” in the “Compensation Discussion and Analysis” above.

(2)

The amounts shown represent the target and maximum amount of potential cash bonus plan awards provided for under the Electronic Arts Executive Bonus Plan. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could have been made if the pre-established performance level was met or exceeded. For more information regarding the bonuses paid to our NEOs in fiscal 2014 and an explanation of the amount of salary and bonus in proportion to total compensation, see the sections titled “Compensation Principles and Structure”, “Individual NEO Compensation”, and “Executive Bonus Plan” in the “Compensation Discussion and Analysis” above.

(3)

Represents awards of RSUs with performance-based vesting granted under our 2000 Equity Incentive Plan. The PRSUs granted to our NEOs in fiscal 2014 are referred to as “Market-Based Restricted Stock Units” in Note 15 “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. The number of RSUs that vest will be based on EA’s total stockholder return (“TSR”) relative to the performance of those companies in the NASDAQ-100 Index on April 1, 2013 (the “NASDAQ-100”). The TSR for the Company and the NASDAQ 100 will be measured over a three year performance period covering fiscal 2014 through 2016, with one year (fiscal 2014), two year (fiscal 2014 and 2015) and three year (fiscal 2014, 2015 and 2016) TSR measurement periods. The TSR for each measurement period will be calculated using a 90-day trailing average of the closing stock prices of the NASDAQ-100 at the end of each measurement period as compared to the 90-day average of the closing stock prices of the NASDAQ-100 for the first 90 days of the measurement period. The actual number of shares that vest will be determined by the Compensation Committee based on the relative TSR for each measurement period and will range from zero to 200% of the target amount. In order to vest in 100% of the target number of PRSUs, the Company’s TSR needs to be at the 60th percentile of the TSR of the NASDAQ-100. Upon vesting, each performance-based RSU automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The PRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(4)

Represents awards of RSUs with time-based vesting granted under our 2000 Equity Incentive Plan. Upon vesting, each restricted stock unit automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The RSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)	The exercise price of all stock options was 100% of the fair market value on the date of grant (based on the closing price of our common stock on the NASDAQ Stock Market on the date of grant).

(6)

For grants of RSUs with time-based vesting, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of RSUs with performance-based vesting, represents the aggregate grant date fair value of the award based on the probable outcome of the performance condition on the date of grant. For grants of stock options, represents the aggregate grant date fair value based on the Black Scholes model. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect actual value realized by the recipient. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 15 “Stock-Based Compensation and Employee Benefit Plans”, of the Consolidated Financial Statements in our 2014 Annual Report. For additional information regarding the specific terms of the RSUs with performance-based vesting granted to our NEOs in fiscal 2014, see the discussion of “Performance-Based RSU Program” in the “Compensation Discussion and Analysis” above.

(7)

Reflects the maximum funding provided for under the Executive Bonus Plan for fiscal 2014. Mr. Probst was not awarded a cash bonus for fiscal 2014. Mr. Probst was awarded a one-time equity award in recognition for his services to the Company as Executive Chairman during fiscal 2014. For additional details, see “Executive Chairman Equity Award” and “Executive Bonus Plan” in the Compensation Discussion and Analysis” above.

(8)	Mr. Probst was granted 10,000 RSUs on July 31, 2013 for his services as a Director for the 2013-2014 Board year. These RSUs vest as to 100% of the units on July 31, 2014.

(9)	RSUs vest as to one-third of the units on May 17, 2014, May 17, 2015, and May 17, 2016.

(10)	Stock options vest as to 24% of the options on November 1, 2014, then vest as to an additional 2% of the options on the first day of each month thereafter for the next 38 months.

(11)	RSUs vest as to 100% of the units on February 18, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

The following tables show information regarding outstanding stock options and outstanding RSUs held by the Named Executive Officers as of the end of fiscal 2014.

All stock options and RSUs were granted pursuant to EA’s 2000 Equity Incentive Plan. The market value of the unvested time-based and performance-based RSU awards is determined by multiplying the number of unvested RSUs by $28.53, the closing price of the Company’s common stock on March 28, 2014, the last trading day of fiscal 2014. For the RSU awards subject to performance-based vesting conditions as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of target performance goals, unless otherwise noted.

	Outstanding Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Lawrence F. Probst III(1)	—	—	—		—	—

Andrew Wilson	10/31/2013	—	1,000,000	(2)	26.25	10/31/2023

Blake J. Jorgensen	—	—	—		—	—

Frank D. Gibeau	9/2/2005	100,000	—		57.42	9/2/2015
	3/1/2006	35,000	—		52.03	3/1/2016
	8/16/2006	70,000	—		51.64	8/16/2016
	6/18/2007	35,000	—		49.71	6/18/2017
	8/16/2007	100,000	—		50.80	8/16/2017

Peter Moore	9/17/2007	350,000	—		53.73	9/17/2017

Patrick Söderlund	12/16/2008	70,000	—		16.06	12/16/2018
	8/17/2009	70,000	—		19.57	8/17/2019

(1)

Mr. Probst has no outstanding option awards granted to him as Executive Chairman. Mr. Probst was previously employed by the Company from 1984 to September 2008, and served as our Chief Executive Officer from May 1991 until April 2007. He has outstanding option awards from his prior role as Chief Executive Officer that were granted to him from 2005 to 2006, and outstanding option awards granted to him as a Director of the Company from 2008 and 2009. As of March 29, 2014 (the last day of fiscal 2014), Mr. Probst held 541,100 unexercised stock options from these prior option awards.

(2)	Time-based stock options that vest as to 24% of the options on November 1, 2014, then vest as to an additional 2% of the options on the first day of each month thereafter for the next 38 months.

	Outstanding Stock Awards
		Time-Based Vesting Awards			Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lawrence F. Probst III	7/31/2013	10,000	(1)	285,300	—		—

Andrew Wilson	6/18/2012	—		—	100,000	(2)	2,853,000
	6/17/2013	—		—	75,000	(3)	2,139,750
	6/16/2011	33,334	(4)	951,019	—		—
	6/18/2012	50,000	(4)	1,426,500	—		—
	7/27/2012	225,000	(5)	6,419,250	—		—
	6/17/2013	75,000	(4)	2,139,750	—		—

Blake J. Jorgensen	6/17/2013	—		—	65,000	(3)	1,854,450
	9/17/2012	150,000	(6)	4,279,500	—		—
	6/17/2013	65,000	(4)	1,854,450	—		—
	2/18/2014	225,000	(7)	6,419,250	—		—

Frank D. Gibeau	6/16/2011	—		—	33,334	(8)	951,005
	6/18/2012	—		—	133,334	(2)	3,804,019
	6/17/2013	—		—	100,000	(3)	2,853,000
	6/16/2011	33,334	(4)	951,019	—		—
	7/27/2012	66,667	(9)	1,902,010	—		—
	7/27/2012	300,000	(5)	8,559,000	—		—
	6/17/2013	100,000	(4)	2,853,000	—		—

Peter Moore	6/16/2011	—		—	21,667	(8)	618,160
	6/18/2012	—		—	100,000	(2)	2,853,000
	6/17/2013	—		—	65,000	(3)	1,854,450
	6/16/2011	21,667	(4)	618,160	—		—
	6/18/2012	50,000	(4)	1,426,500	—		—
	6/17/2013	65,000	(4)	1,854,450	—		—

Patrick Söderlund	6/16/2011	—		—	25,000	(8)	713,250
	6/18/2012	—		—	100,000	(2)	2,853,000
	6/17/2013	—		—	75,000	(3)	2,139,750
	6/16/2011	25,000	(4)	713,250	—		—
	6/18/2012	50,000	(4)	1,426,500	—		—
	7/27/2012	225,000	(5)	6,419,250	—		—
	6/17/2013	75,000	(4)	2,139,750	—		—

(1)	Mr. Probst was granted 10,000 RSUs on July 31, 2013 for his services as a Director for the 2013-2014 Board year. These RSUs will vest as to 100% of the units on July 31, 2014.

(2)

Represents RSUs with performance-based vesting at the maximum achievement level of 200% of target. The PRSUs granted to our NEOs in fiscal 2013 are referred to as “Market-Based Restricted Stock Units” in Note 15 “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. The number of RSUs that vest will be based on EA’s total stockholder return (“TSR”) relative to the performance of those companies in the NASDAQ-100 Index on April 1, 2012 (the “Fiscal 2013 NASDAQ-100”). The TSR for the Company and the Fiscal 2013 NASDAQ 100 will be measured over a three-year performance period covering fiscal 2013 through 2015, with one year (fiscal 2013), two year (fiscal 2013 and 2014) and three year (fiscal 2013, 2014 and 2015) TSR measurement periods. The TSR for each measurement period will be calculated using a 90-day trailing average of the closing stock prices of the Fiscal 2013 NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the Fiscal 2013 NASDAQ-100 for the first 90 days of the measurement period. The actual number of shares that vest will be determined by the Compensation Committee based on the relative TSR for each measurement period and will range from zero to 200% of the target amount. In order to vest in 100% of the target number of PRSUs, the Company’s TSR needs to be at the 60th percentile of the TSR of the Fiscal 2013 NASDAQ-100. In order to vest in 200% of the target number of PRSUs, the Company’s TSR needs to be at or above the 94th percentile of the TSR of the Fiscal 2013 NASDAQ-100.

(3)

Represents RSUs with performance-based vesting at the target achievement level. The PRSUs granted to our NEOs in fiscal 2014 are referred to as “Market-Based Restricted Stock Units” in Note 15 “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. The number of RSUs that vest will be based on EA’s total stockholder return (“TSR”) relative to the performance of those companies in the NASDAQ-100 Index on March 31, 2013, (the “Fiscal 2014 NASDAQ-100”). The TSR for the Company and the Fiscal 2014 NASDAQ 100 will be measured over a three-year performance period covering fiscal 2014 through 2016, with one year (fiscal 2014), two year (fiscal 2014 and 2015) and three year (fiscal 2014, 2015 and 2016) TSR measurement periods. The TSR for each measurement period will be calculated using a 90-day trailing average of the closing stock prices of the Fiscal 2014 NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the Fiscal 2014 NASDAQ-100 for the first 90 days of the measurement period. The actual number of shares that vest will be determined by the Compensation Committee based on the relative TSR for each measurement period and will range from zero to 200% of the target amount. In order to vest in 100% of the target number of PRSUs, the Company’s TSR needs to be at the 60th percentile of the TSR of the Fiscal 2014 NASDAQ-100 and the Company’s TSR must be positive. If the Company’s TSR is negative during a measurement period, the maximum number of shares that can be earned during that measurement period will be capped at 100% of the target number of PRSUs regardless of the actual TSR percentile ranking. In order to vest in 200% of the target number of PRSUs, the Company’s TSR needs to be at or above the 94th percentile of the TSR of the Fiscal 2014 NASDAQ-100. If less than the target number of shares are earned during the fiscal 2014 or the fiscal 2014 through fiscal 2015 measurement periods, up to the target number of shares from those periods can be earned based on the Company’s improved cumulative TSR Percentile versus the companies in the Fiscal 2014 NASDAQ-100 in a subsequent measurement period, (i.e. fiscal 2014 through fiscal 2015 or fiscal 2014 through fiscal 2016).

(4)	Time-based RSUs with one-third of the units vesting one month prior to each of the first three anniversaries of the grant date.

(5)	Time-based RSUs that vest as to 100% of the units on May 18, 2015.

(6)	Time-based RSUs with one-fourth of the units vesting on each of the first four anniversaries of the grant date.

(7)	Time-based RSUs that vest as to 100% of the units on February 18, 2017.

(8)

Represents RSUs with performance-based vesting at the target achievement level. The PRSUs granted to our NEOs in fiscal 2012 are referred to as “Market-Based Restricted Stock Units” in Note 15 “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our 2014 Annual Report. The number of RSUs that vest will be based on EA’s total stockholder return (“TSR”) relative to the performance of those companies in the NASDAQ-100 Index on April 3, 2011 (the “Fiscal 2012 NASDAQ-100”). The TSR for the Company and the Fiscal 2012 NASDAQ 100 will be measured over a three-year performance period covering fiscal 2012 through 2014, with one year (fiscal 2012), two year (fiscal 2012 and 2013) and three year (fiscal 2012, 2013 and 2014) TSR measurement periods. The TSR for each measurement period will be calculated using a 90-day trailing average of the closing stock prices of the Fiscal 2012 NASDAQ-100 at the end of each measurement period as compared to the 90-day trailing average of the closing stock prices of the Fiscal 2012 NASDAQ-100 at the beginning of the measurement period. The actual number of shares that vest will be determined by the Compensation Committee based on the relative TSR for each measurement period and will range from zero to 200% of the target amount. In order to vest in 100% of the target number of PRSUs, the Company’s TSR needs to be at the 60th percentile of the TSR of the Fiscal 2012 NASDAQ-100. In order to vest in 200% of the target number of PRSUs, the Company’s TSR needs to be at or above the 94th percentile of the TSR of the Fiscal 2012 NASDAQ-100.

(9)	Time-based RSUs with one-third of the units vesting on May 18, 2013, May 18, 2014, and May 18, 2015.

FISCAL 2014 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise and all RSUs and PRSUs vested and value realized upon vesting by the Named Executive Officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Lawrence F. Probst III	—	—	10,000	258,200
Andrew Wilson	40,000	235,400	159,667	3,824,604
Blake J. Jorgensen	—	—	50,000	1,348,000
Frank D. Gibeau	200,000	1,342,520	236,331	5,663,781
Peter Moore	125,000	885,250	177,101	4,206,910
Patrick Söderlund	—	—	190,942	4,546,052

(1)

The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the options exercised.

(2)	Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2014.

(3)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the prior day’s closing price of EA common stock on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Electronic Arts Key Employee Continuity Plan

All employees at the level of Vice President and above are eligible to participate in the Electronic Arts Inc. Key Employee Continuity Plan (the “CoC Plan”). The CoC Plan is a “double-trigger” plan which provides eligible employees, including our NEOs, with certain payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the 12-month period following a change of control of the Company or if their employment is terminated without “cause” during the two-month period preceding a change of control of the Company. Eligible employees are not entitled to any payments or benefits in the event they voluntarily resign or are terminated for “cause”. The CoC Plan payments and benefits include:

•

a cash severance payment based on a multiple of the product of an eligible executive’s base salary as in effect immediately prior to the termination of employment, plus his or her target annual bonus or annual incentive opportunity for the year in which his or her employment is terminated;

•	continued health benefits for a period ranging from six to 18 months, depending on the eligible executive’s position with the Company; and

•

full vesting on the date of employment termination of all outstanding and unvested equity awards (other than performance-based awards, certain portions of which may be subject to award and acceleration depending on the specific terms of such awards). In the case of an equity award consisting of a stock option, such stock option shall continue to be exercisable for a period of three years from the severance date (or such longer period as may be prescribed in the plan or agreement governing such option), but in no event later than the expiration date of such option.

The cash severance payment that our CEO, Company-level Presidents and Executive Vice Presidents are entitled to receive upon a qualifying termination of employment is equal to 150% of the sum of their annual base salary and target bonus opportunity. Health benefits for these same positions may continue for up to 18 months. The CoC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CoC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Internal Revenue Code. However, the CoC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CoC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.

As a condition to each executive employee’s right to receive the payments and benefits provided under the CoC Plan, the executive is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive for a one-year period following his or her termination of employment from soliciting employees to leave the Company.

Performance-Based RSUs

Messrs. Gibeau, Moore and Söderlund were each granted PRSUs in June 2011. Messrs. Wilson, Gibeau, Moore, and Söderlund, were each granted PRSUs in June 2012. All of our NEOs, except Mr. Probst were granted PRSUs in June 2013. The PRSUs may be earned based upon the relative total shareholder return (“TSR”) percentile ranking of the Company as measured over a three year performance period with one, two, and three year TSR measurement periods. Pursuant to the terms of the PRSUs, and subject to the timely execution of a severance agreement and release, in the event of a change of control of EA prior to the expiration of the three-year performance period, the Committee shall certify the relative TSR percentile ranking of the Company as of the effective date of the change of control and that relative TSR percentile ranking will be applied to determine the number of shares that vest on each remaining vest date in the performance period. The vesting of the PRSUs may be accelerated to the earlier of: (a) the date on which, during the time period beginning on the effective date of the change of control and ending on the first anniversary of the effective date of the change of control, the recipient’s employment is terminated without cause by EA or is terminated for good reason by the recipient; or (b) as of the effective date of the change of control if, during the two months immediately preceding the effective date of the change of control, the recipient’s employment is terminated by EA without cause, and such termination is made in connection with the change of control, as determined by the Committee in its sole discretion. To the extent that the acceleration of the PRSUs, when taken together with other arrangements offered by EA or its affiliates, would cause a recipient of the PRSUs to owe an excise tax under Section 280G, the recipient’s award would be reduced to an amount that would not cause the Section 280G excise tax to apply. Notwithstanding the foregoing, if the recipient would receive a greater net after-tax benefit by having the Section 280G excise tax apply, the reduction described in the previous sentence would not be made.

The following table sets forth potential payments under the CoC Plan and the terms of the PRSUs, as described above, to our NEOs (upon termination of employment without “cause” or for “good reason”) in connection with a change of control of the Company. For purposes of the table below, we have assumed a termination date of March 28, 2014, the last business day of fiscal 2014. The closing price of our common stock on March 28, 2014 was $28.53.

Name	Cash Severance Award ($)(1)	Stock Options ($)(2)	Restricted Stock Units (time-based) ($)(3)	Restricted Stock Units (performance-based) ($)(4)	Other ($)(5)	Total ($)
Lawrence F. Probst III	772,500	—	285,300	—	51,897	1,109,697
Andrew Wilson	2,404,688	2,280,000	10,936,519	5,385,038	184,627	21,190,872
Blake J. Jorgensen	2,005,001	—	12,553,200	2,577,686	56,055	17,191,942
Frank D. Gibeau	2,171,250	—	14,265,029	7,959,870	75,933	24,472,082
Peter Moore	1,945,001	—	3,899,110	5,495,334	89,628	11,429,073
Patrick Söderlund	1,771,400	—	10,698,750	5,969,903	77,750	18,517,803

(1)

Represents the sum of each NEO’s annual base salary as of March 28, 2014 and target non-equity incentive opportunity for fiscal 2014, as set forth in the “Fiscal 2014 Summary Compensation Table” and the “Fiscal 2014 Grants of Plan-Based Awards Table”, respectively, multiplied by 1.5 with respect to Messrs. Probst, Wilson, Jorgensen, Gibeau, Moore and Söderlund.

(2)	Represents unvested outstanding options that would accelerate and vest on a qualifying termination in connection with a change of control occurring as of March 28, 2014.

(3)

Represents the value of unvested time-based RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on March 28, 2014 as calculated by multiplying the number of time-based RSUs that would accelerate by the per-share closing price of our common stock on March 28, 2014.

(4)

Represents the value of unvested PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on March 28, 2014. For purposes of the table, we assumed that: based on the relative TSR percentile ranking of the Company as compared to that of the benchmark NASDAQ-100 Companies, as of March 28, 2014, the PRSUs granted to Messrs Gibeau, Moore and Söderlund in fiscal 2012 would accelerate and vest as to 82% of the target number of shares for each remaining vest date in the performance period, and the PRSUs granted to Messrs. Wilson, Gibeau, Moore and Söderlund in fiscal 2013 would accelerate and vest as to 169% of the target number of shares for each remaining vest date in the performance period, and the PRSUs granted to Messrs. Wilson, Jorgensen, Gibeau, Moore and Söderlund in fiscal 2014 would accelerate and vest as to 139% of the target number of shares for each remaining vest date in the performance period.

(5)	Includes eighteen months of post-termination health benefits and accrued paid time off or vacation benefits, as applicable.

EQUITY COMPENSATION PLAN INFORMATION

We have two equity incentive plans (excluding plans assumed or adopted by EA in connection with acquisitions, as described in the footnotes below) that have been approved by our stockholders and under which our common stock is or has been authorized for issuance to employees or directors: the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan.

The following table and related footnotes gives aggregate information regarding grants under all of our equity incentive plans as of the end of fiscal 2014, including the 2000 Equity Incentive and 2000 Employee Stock Purchase Plans.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)		(C)
Equity compensation plans approved by security holders	20,836,238	(2)	$37.39	(3)	31,746,546	(4)
Total	20,836,238	(5)			31,746,546

(1)

The table does not include information for equity incentive plans we assumed in connection with our acquisitions of JAMDAT Mobile Inc. in 2006 and VG Holding Corp. in 2008. As of March 29, 2014, a total of: (a) 10,470 shares were issuable upon exercise of outstanding options issued under the JAMDAT 2004 Equity Incentive Plan with a weighted-average exercise price of $53.34; and (b) a total of 10,299 shares were issuable upon exercise of outstanding options with a weighted-average exercise price of $40.55 under the VG Holding Corp. 2005 Stock Incentive Plan, as amended. No shares remain available for issuance under the JAMDAT plan and no further grants will be made under the VGH plan.

(2)

Includes (a) 5,290,004 shares of common stock issuable upon exercise of outstanding options under the 2000 Equity Incentive Plan, with a weighted-average exercise price of $37.39; and (b) 15,546,234 unvested RSUs outstanding under the 2000 Equity Incentive Plan.

(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(4)	Includes (a) 24,244,882 shares available for issuance under the 2000 Equity Incentive Plan and (b) 7,501,664 shares available for purchase by our employees under the 2000 Employee Stock Purchase Plan.

(5)	The total number of securities to be issued upon exercise of outstanding options, warrants, and rights, including the total number of securities referenced in footnote (1), above, is 20,857,007.

OTHER INFORMATION

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve or ratify and, if necessary, disclose (i) any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which EA (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect interest, or (ii) any transaction for which EA’s Global Code of Conduct would require approval of the Board of Directors. For purposes of the policy, a “related person” is (a) any person who is, or at any time since the beginning of EA’s last fiscal year was, a director or executive officer of EA or a nominee to become a director of EA, (b) any person who is known to be the beneficial owner of more than 5% of any class of EA’s voting securities, (c) any immediate family member or person sharing the household (other than a tenant or employee) of any of the foregoing persons, and (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Once a potential related person transaction has been identified, the Audit Committee (if the transaction involves an executive officer of the Company) or the Nominating and Governance Committee (if the transaction involves a director of EA) will review the transaction at the next scheduled meeting of such committee. In those instances in which it is not practicable or desirable to wait until the next scheduled committee meeting, the chairperson of the applicable committee shall consider the matter and report back to the relevant committee at the next scheduled meeting.

In determining whether to approve or ratify a related person transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) shall consider all of the relevant facts and circumstances available. No member of the Audit Committee or Nominating and Governance Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee and Nominating and Governance Committee (or the relevant chairperson) shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of EA and its stockholders, as determined in good faith.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We enter into indemnification agreements with each of the members of our Board of Directors at the time they join the Board of Directors to indemnify them to the extent permitted by law against any and all liabilities, costs, expenses, amounts paid in settlement and damages incurred by the directors as a result of any lawsuit, or any judicial, administrative or investigative proceeding in which the directors are sued or charged as a result of their service as members of our Board of Directors.

Scott Probst

Scott Probst, the son of our Executive Chairman, has been employed by the Company since 2003, most recently as a senior games producer. In fiscal 2014, the aggregate value of his total compensation, including base salary, bonus award, and grant-date value of equity awards was less than $300,000, consistent with compensation provided to other EA employees in similar positions. The Compensation Committee, on behalf of the Nominating and Governance Committee, reviews the compensation decisions involving Scott Probst in accordance with our Related Person Transactions Policy.

Other Relationships

In addition, we have engaged, and expect to continue to engage, in what we consider to be arm’s length commercial dealings with Google Inc. Mr. Huber is a Senior Vice President at Google, working on projects in the Google X division. Our significant commercial arrangements with Google include providing Android applications on the Google Play platform, using a variety of Google’s advertising and analytics services, and offering casual games in the Chrome Web Store. To date, these transactions have not been material to us or to Google. Mr. Huber has no material direct or indirect interest in any of our commercial dealings with Google, and therefore we do not consider these dealings to be “related person transactions” within the meaning of applicable SEC rules. Our Board of Directors considered our dealings with Google in reaching its determination that Mr. Huber is an independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2014, the Compensation Committee consisted of Mr. Hoag, Mr. Paul and Mr. Coleman, who was appointed to the Committee on December 10, 2013. None of these individuals is an employee or current or former officer of EA. No EA officer serves or has served since the beginning of fiscal 2014 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Compensation Committee is an employee or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EA’s directors and executive officers, and persons who own more than 10% of a registered class of EA’s equity securities, to file reports of ownership and changes in ownership of common stock and other equity securities of EA. We have adopted procedures to assist EA’s directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended March 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If you would like us to consider a proposal to be included in our 2015 proxy statement and proxy card, you must deliver it to the Company’s Corporate Secretary at our principal executive office no later than February 13, 2015.

Stockholders who otherwise wish to present a proposal at the 2015 Annual Meeting must deliver written notice of the proposal to our Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, by the close of business no earlier than April 2, 2015 and no later than May 1, 2015 (provided, however, that if the 2015 Annual Meeting is held earlier than July 1, 2015 or later than August 30, 2015, proposals must be received no later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which public announcement of the 2015 Annual Meeting is first made). The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s amended and restated bylaws. Our amended and restated bylaws are included as an exhibit to a Current Report on Form 8-K we filed with the SEC on August 1, 2013, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our amended and restated bylaws by contacting our Corporate Secretary at the address above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices of Internet availability of proxy materials, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice, proxy statement and/or annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are EA stockholders will be “householding” our notices and proxy materials. A single notice or set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate notice or proxy materials, please notify your broker, direct your written request to our Corporate Secretary at our principal executive office at 209 Redwood Shores Parkway, Redwood City, CA 94065, or contact our Corporate Secretary at (650) 628-1500. Upon request, we will undertake to promptly deliver separate copies of our notice or proxy materials. Stockholders who currently receive multiple copies of the notice or proxy materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors,

Jacob J. Schatz

Senior Vice President, General Counsel and Corporate Secretary

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

The Proxy Statement Summary and Highlights and the Compensation Discussion and Analysis in this Proxy Statement contain non-GAAP financial measures. The table below reconciles these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”):

Fiscal Year Ended March 31, 2014 (In millions, except per share data, unaudited)
GAAP net revenue	$3,575
Change in deferred net revenue (online-enabled games)	446

Non-GAAP net revenue	$4,021

GAAP total digital net revenue	$1,833
Change in deferred net revenue (online-enabled games)	(40)

Non-GAAP total digital net revenue	$1,793

GAAP mobile and handheld digital net revenue	$406
Change in deferred net revenue (online-enabled games)	53

Non-GAAP mobile and handheld digital net revenue	$459

GAAP gross profit	$2,228
Acquisition-related expenses	60
Change in deferred net revenue (online-enabled games)	446
Stock-based compensation	2

Non-GAAP gross profit	$2,736

GAAP operating income	$33
Acquisition-related expenses	41
Change in deferred net revenue (online-enabled games)	446
College football settlement expenses	48
Restructuring and other	(1)
Stock-based compensation	150

Non-GAAP operating income	$717

GAAP operating income % (as a % of GAAP net revenue)	1%
Non-GAAP operating income % (as a % of non-GAAP net revenue)	18%
GAAP operating expenses	$2,195
Acquisition-related expenses	19
College football settlement expenses	(48)
Restructuring and other	1
Stock-based compensation	(148)

Non-GAAP operating expenses	$2,019

GAAP net income	$8
Acquisition-related expenses	41
Amortization of debt discount	21
Change in deferred net revenue (online-enabled games)	446
College football settlement expenses	48
Restructuring and other	(1)
Stock-based compensation	150
Income tax adjustments	(179)

Non-GAAP diluted net income	$534

GAAP diluted earnings per share	$0.03
Non-GAAP diluted earnings per share	$1.69
Number of diluted shares used in computation
GAAP	316
Non-GAAP	316

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These non-GAAP financial measures exclude the following items, as applicable in a given reporting period, from the Company’s consolidated statements of operations:

•	Acquisition-related expenses

•	Amortization of debt discount

•	Change in deferred net revenue (online-enabled games)

•	College football settlement expenses

•	Restructuring charges

•	Stock-based compensation

•	Income tax adjustments

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results both as a consolidated entity and at the business unit level, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items we exclude from our non-GAAP financial measures, we believe it is appropriate to exclude certain items for the following reasons:

Acquisition-Related Expenses.    GAAP requires expenses to be recognized for various types of events associated with a business acquisition. These events include, expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicate there has been a decline in its value. When analyzing the operating performance of an acquired entity, Electronic Arts’ management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. When analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.

Amortization of Debt Discount on the Convertible Senior Notes.    Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize as a debt discount an amount equal to the fair value of the conversion option as interest expense on the Company’s $632.5 million of 0.75% convertible senior notes that were issued in a private placement in July 2011 over the term of the notes. Electronic Arts’ management excludes the effect of this amortization in its non-GAAP financial measures.

Change in Deferred Net Revenue (Online-enabled Games).    The majority of our software games can be connected to the Internet whereby a consumer may be able to download unspecified content or updates on a when-and-if-available basis (“unspecified updates”) for use with the original game software. In addition, we may also offer an online matchmaking service that permits consumers to play against each other via the Internet. GAAP requires us to account for the consumer’s right to receive unspecified updates or the matchmaking service for no additional fee as a “bundled” sale, or multiple-element arrangement. Electronic Arts is not able to objectively determine the fair value of these unspecified updates or online service included in certain of its online-enabled games. As a result, the Company recognizes the revenue from the sale of these online-enabled games on a straight-line basis over the estimated offering period. Electronic Arts’ management excludes the impact of the change in deferred net revenue related to online-enabled games in its non-GAAP financial measures for the reasons stated above and also to facilitate an understanding of our operations because all related costs of revenue are expensed as incurred instead of deferred and recognized ratably.

College Football Settlement Expenses.    During fiscal 2014, Electronic Arts recognized a $48 million charge for expected litigation settlement and license expenses related to our college football business. This expense is excluded from our non-GAAP financial measures.

Restructuring Charges.    Although Electronic Arts has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Each of these restructurings has been unlike its predecessors in terms of its operational implementation, business impact and scope. As such, the Company believes it is appropriate to exclude restructuring charges from its non-GAAP financial measures.

Stock-Based Compensation.    When evaluating the performance of its individual business units, the Company does not consider stock-based compensation charges. Likewise, the Company’s management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, the Company’s management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, Electronic Arts places a greater emphasis on overall shareholder dilution rather than the accounting charges associated with such grants.

Income Tax Adjustments.    The Company uses a fixed, long-term projected tax rate internally to evaluate its operating performance, to forecast, plan and analyze future periods, and to assess the performance of its management team. Prior to April 1, 2013, a 28% tax rate was applied to its non-GAAP financial results. Based on a re-evaluation of its fixed, long-term projected tax rate, beginning in fiscal 2014, the Company has applied a tax rate of 25% to its non-GAAP financial results.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000215823_1 R1.0.0.51160 ELECTRONIC ARTS INC. 209 REDWOOD SHORES PARKWAY REDWOOD CITY, CA 94065-1175 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 30, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials and to help conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 30, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain 1a Leonard S. Coleman 1b Jay C. Hoag 1c Jeffrey T. Huber 1d Vivek Paul 1e Lawrence F. Probst 1f Richard A. Simonson 1g Luis A. Ubinas 1h Denise F. Warren 1i Andrew Wilson The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Advisory vote on the compensation of the named executive officers. For Against Abstain 3 Ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending March 31, 2015. NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000215823_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . ELECTRONIC ARTS INC. PROXY FOR 2014 ANNUAL MEETING OF STOCKHOLDERS The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the “Company”), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on July 31, 2014, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. Continued and to be signed on reverse side